Exhibit 99.1
PRESS RELEASE

Investor Relations:	Media:
New York: +1 (917) 663 2233	Lausanne: +41 (0)58 242 4500
Lausanne: +41 (0)58 242 4666	Email: David.Fraser@pmi.com
Email: InvestorRelations@pmi.com

PHILIP MORRIS INTERNATIONAL INC. (PMI) REPORTS 2022 THIRD-QUARTER
AND SEPTEMBER YEAR-TO-DATE RESULTS;
DELIVERED 2022 THIRD-QUARTER REPORTED DILUTED EPS OF $1.34, ADJUSTED DILUTED EPS OF $1.53 AND PRO FORMA (EXCLUDING RUSSIA AND UKRAINE) ADJUSTED DILUTED EPS OF $1.33, REPRESENTING CURRENCY-NEUTRAL GROWTH OF 8.3%;
TARGETS 2022 FULL-YEAR REPORTED DILUTED EPS OF $5.47 TO $5.62, ADJUSTED DILUTED EPS OF $5.81 TO $5.96 AND PRO FORMA ADJUSTED DILUTED EPS OF $5.22 TO $5.33, REPRESENTING CURRENCY-NEUTRAL GROWTH OF 10% TO 12%

NEW YORK, October 20, 2022 – Philip Morris International Inc. (NYSE: PM) today announces its 2022 third-quarter and September year-to-date results. Growth rates presented in this press release on an organic basis reflect adjusted results, excluding currency, acquisitions and disposals. Given the uncertainty and volatility regarding the company’s operations in Russia and Ukraine, PMI is also providing figures and comparisons on a pro forma basis, which exclude the company’s operations in these two markets for all periods. A glossary of key terms, definitions and explanatory notes is included at the end of this press release. Adjustments, other calculations and reconciliations to the most directly comparable U.S. GAAP measures are included in the schedules to this press release.
2022 THIRD-QUARTER & YEAR-TO-DATE HIGHLIGHTS

	Third-Quarter				Nine Months Year-to-Date
	Reported	Pro Forma Adjusted			Reported	Pro Forma Adjusted
Total Shipment Volume Growth	0.6%		2.3%		1.7%		3.4%
HTU Shipment Volume (units billion)	27.5		22.4		77.1		62.6
- Growth	17.1%		21.9%		10.9%		15.8%
Net Revenue Growth (Decline)	(1.1)%		6.9%	(a)	1.3%		7.7%	(a)
Operating Income Growth (Decline)	(14.1)%		4.4%	(a)	(7.0)%		5.0%	(a)
OI Margin Increase (Decrease)	(5.5)pp	(1.0)	pp	(a)	(3.5)pp	(1.1)	pp	(a)
Diluted Earnings per Share	$1.34		$1.33		$4.27		$4.11
- Growth (Decline)	(13.5)%		8.3%	(b)	(4.7)%		9.7%	(b)
(a) On an organic basis (b) Excluding currency

Third-Quarter
•Net revenues from smoke-free products accounted for 30.1% of total net revenues, or 29.2% on a pro forma basis
•Market share for heated tobacco units (HTUs) in IQOS markets up by 1.3 points to 7.7% on a pro forma basis
•Pro forma total IQOS users at quarter-end estimated at approximately 19.5 million (up by 3.6 million or 22% versus September 30, 2021), of which approximately 13.5 million had switched to IQOS and stopped smoking
•Increased regular quarterly dividend by 1.6% to $1.27 per share, or an annualized rate of $5.08 per share
Nine Months Year-to-Date
•Net revenues from smoke-free products accounted for 30.4% of total net revenues, or 29.6% on a pro forma basis
•Market share for HTUs in IQOS markets up by 1.2 points to 7.6% on a pro forma basis
"We delivered very strong performance in the third quarter, driving quarterly adjusted diluted EPS of $1.53 per share despite pressures related to currency, the supply chain and inflation," said Jacek Olczak, Chief Executive Officer.
"IQOS's excellent momentum continued in the quarter, with heated tobacco unit volume and share growth across all key geographies, driven in part by ILUMA's strong performance in initial launch markets. This was complemented by the robust performance of our combustible tobacco portfolio, reflecting essentially stable shipment volume, encouraging international market share growth and accelerated pricing."
"As a result of our strong year-to-date performance, we are raising the low end of our full-year pro forma growth outlook for adjusted net revenues, resulting in a range of 6.5% to 8% on an organic basis, and continue to expect full-year pro forma adjusted diluted EPS growth of 10% to 12%, excluding currency."
"Importantly, our smoke-free transformation continues at a rapid pace, reinforcing our aim to become a majority smoke-free company by net revenues in 2025. Today's exciting announcement regarding IQOS in the U.S. furthers this ambition, giving PMI full rights to commercialize IQOS in the largest smoke-free market globally as of April 30, 2024."
"Furthermore, we believe the best and final price in our revised offer for Swedish Match, announced earlier today, provides very compelling value for both sets of shareholders. Should the offer fail, we are well prepared to proceed autonomously to develop IQOS and the rest of our smoke-free portfolio in the U.S."
2022 THIRD-QUARTER SUMMARY
On a pro forma basis, adjusted net revenues increased by 6.9% in organic terms, primarily driven by total shipment volume growth of 2.3%, the continued favorable mix shift from cigarettes to smoke-free products, and a favorable total pricing variance.
Smoke-free product pro forma net revenues increased by 14.2 on an organic basis, mainly driven by HTU shipment volume growth of 21.9% (to reach 22.4 billion units), partly offset by lower device revenues and the impact of HTU pricing comparisons.

Combustible product pro forma adjusted net revenues increased by 4.1% on an organic basis, driven by a favorable pricing variance of 4.9%. Pro forma cigarette shipment volume declined slightly (-0.2%), while international cigarette share increased by 0.2 points to 25.3% on the same basis, including a 0.1 point increase for Marlboro.
Pro forma adjusted operating income margin declined by 1.0 point on an organic basis, primarily reflecting: (i) investment to further expand ILUMA and match underlying demand, (ii) the higher initial cost of ILUMA devices and related HTUs; (iii) the impact of supply chain disruptions, notably due to the war in Ukraine; and (iv) global cost inflation.
Despite these margin pressures, the company’s strong adjusted net revenue growth, coupled with the positive effects from higher pricing and operating cost efficiencies, drove pro forma adjusted diluted EPS of $1.33, reflecting currency-neutral growth of 8.3%. Adjusted diluted EPS of $1.53 increased by 8.2%,excluding currency, as shown in the table below.

	Quarters Ended September 30,
	2022	2021	Currency	Var. excl. Currency
Reported Diluted EPS	$ 1.34	$ 1.55	$ (0.19)	(1.3)%
Asset impairment and exit costs	—	0.02
Amortization and impairment of intangibles (a)	0.08	0.01
Equity investee ownership dilution	—	(0.02)
Asset acquisition cost	—	0.03
Costs associated with Swedish Match AB offer	0.11	—
Adjusted Diluted EPS	$ 1.53	$ 1.59	$ (0.19)	8.2%
Less: Net earnings attributable to Russia and Ukraine	0.20	0.15	0.04
Pro Forma Adjusted Diluted EPS	$ 1.33	$ 1.44	$ (0.23)	8.3%
(a) Includes a non-cash impairment charge of $0.06 per share. See "Impairment of Acquired Intangibles" section on page 7 for more information.

2022 FULL-YEAR FORECAST

	Full-Year
	2022 Forecast			2021	Growth

Reported Diluted EPS	$5.47	-	$5.62	$ 5.83

Adjustments:
Asset impairment and exit costs	—			0.12
Equity investee ownership dilution	—			(0.04)
Amortization and impairment of intangibles	0.14			0.05
Saudi Arabia customs assessments	—			0.14
Charges related to the war in Ukraine	0.07			—
Fair value adj. for equity security investments (1)	0.03			—
Asset acquisition cost	—			0.03
Costs associated with Swedish Match AB offer	0.13			—
Tax items	(0.03)			—
Total Adjustments	0.34			0.30

Adjusted Diluted EPS	$5.81	-	$5.96	$ 6.13
Less: Net earnings attributable to Russia and Ukraine (2)	0.59	-	0.63	0.60
Pro Forma Adjusted Diluted EPS	$5.22	-	$5.33	$ 5.53
Less: Pro Forma Currency	(0.87)
Pro Forma Adjusted Diluted EPS, ex-currency	$6.09	-	$6.20	$ 5.53	10%	-	12%

1) Reflects the adjustment resulting from share price movements in PMI's investments in India and Sri Lanka, which are publicly traded entities that are not controlled or influenced by PMI
2) Includes a favorable currency variance of $0.07 per share for full-year 2022
Reported diluted EPS is forecast to be in a range of $5.47 to $5.62, at prevailing exchange rates, versus reported diluted EPS of $5.83 in 2021. Excluding (i) 2022 adjustments of $0.34 per share, (ii) net earnings attributable to Russia and Ukraine of $0.59 to $0.63 per share assumed for full-year 2022, and (iii) an adverse pro forma currency impact, at prevailing exchange rates, of $0.87 per share, this forecast represents a projected increase of 10% to 12% versus pro forma adjusted diluted EPS of $5.53 in 2021, as outlined in the above table.
2022 Full-Year Forecast Assumptions
This forecast assumes:
•The full contribution of the company's operations in Russia and Ukraine for the entire year;
•No asset impairment costs or further other charges related to the company's operations in Russia or Ukraine;
•No contribution from the operations of Swedish Match in 2022 following the assumed transaction close in the fourth quarter and no further costs associated with the Swedish Match offer;
•No impact on net earnings or operating cash flow related to PMI's agreement to obtain the full rights to IQOS in the U.S., as PMI is currently evaluating the impact of the agreement on the company's consolidated financial statements;
•A continued gradual improvement in PMI's duty-free business outside Asia;
•The impact of delayed production capacity build-up for ILUMA HTUs due to the decision to cancel manufacturing plans in Russia;

•A pro forma estimated total international industry volume change, excluding China and the U.S., of approximately flat to +1%;
•Pro forma total cigarette and HTU shipment volume growth for PMI of approximately 2% to 3%, compared to approximately 1.5% to 2.5% previously;
•Pro forma HTU shipment volume of 89 to 91 billion units compared to 90 to 92 billion units previously (despite continued strong expected in-market sales volume growth), reflecting the impact of global supply chain disruptions, as well as production constraints for ILUMA HTU consumables in the face of better-than-anticipated performance for ILUMA;
•Pro forma adjusted net revenue growth of approximately 6.5% to 8.0% on an organic basis (compared to 6.0% to 8.0% previously), which includes the adverse full-year impact of moving to highly inflationary accounting in Turkey, effective April 1st, of approximately 0.6 points;
•A pro forma adjusted operating income margin change of -50 basis points to flat on an organic basis (compared to flat to +50 basis points previously), primarily reflecting:
•the expectation of a lower gross margin primarily due to:
◦the significant growth in IQOS device volumes (notably in the first-half) as device supply constraints ease, reflecting the replenishment of channel inventories for user acquisition and supply for the accelerated device replacement cycle driven by ILUMA;
◦the higher initial cost of ILUMA devices and initial weight and cost of TEREA consumables, which are expected to decline over time, as with previous innovations;
◦higher logistics costs, including costs related to the use of air freight to support: (i) the strong up-take of ILUMA and related HTU consumables in Japan, and (ii) the re-sourcing of select cigarette brands for Japan due to the war in Ukraine;
◦investments behind the roll-out of ILUMA and to grow production capacity across PMI's smoke-free platforms; and
◦increasing inflation in raw material and energy prices, and additional supply chain costs due to war-related disruptions;
•continued commercial reinvestment to support the company's growing portfolio of smoke-free alternatives;
•largely offset by the continued favorable product mix shift from cigarettes to smoke-free products, coupled with the benefit of further operating leverage and accelerated operating efficiencies;
•Wellness and Healthcare segment net revenues of around $275 million (including smoking cessation products), with an adjusted operating loss of around $100 million, primarily due to:
•investments in research and development; and
•expenses related to employee retention and recruitment programs;
•Full-year amortization and impairment of acquired intangibles of $0.14 per share;
•Operating cash flow of around $10.5 billion at prevailing exchange rates, subject to year-end working capital requirements;
•Capital expenditures of approximately $1.0 billion;
•An effective tax rate, excluding discrete tax events, of 21% to 22%; and
•The impact on diluted EPS of year-to-date 2022 share repurchases.

Factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.
IQOS in the U.S.
As announced in a separate press release today, PMI has reached an agreement with Altria Group, Inc. to end the companies’ commercial relationship covering IQOS in the U.S. as of April 30, 2024. Thereafter, PMI will have the full rights to commercialize IQOS in the U.S. As part of the agreement, PMI will pay a total cash consideration of $2.7 billion, of which $1.0 billion was paid at the inception of the agreement using available cash. The remaining $1.7 billion, plus interest, will be paid by July 2023 at the latest.
PMI is currently evaluating the impact of this agreement on its consolidated financial statements.
For more information, please refer to the aforementioned press release, available at www.pmi.com.
Swedish Match AB: Revised Offer with Best and Final Price
Earlier today, Philip Morris Holland Holdings B.V. (PMHH), an affiliate of PMI, announced an increase in the price in its recommended public offer to the shareholders of Swedish Match AB (Swedish Match) to SEK 116 in cash per share (compared to SEK 106 in cash per share previously).
The price in the revised offer represents a premium of 52.5% compared to the undisturbed Swedish Match closing share price of SEK 76.06 on May 9, 2022, and the offer price will not be further increased by PMHH. By this statement, PMHH cannot, in accordance with the Takeover Rules for Nasdaq Stockholm, increase the price in the revised offer any further. The revised offer remains subject to the 90% acceptance condition, which is critical to capture the full potential of the combination.
The price in the revised offer primarily reflects the higher net value to PMI related to the portion of Swedish Match’s cash flows generated in U.S. dollars, given currency movements since the initial offer was announced in May. PMI believes that the deterioration in the global economic outlook, equity markets and the interest rate environment since the time of the initial offer strengthens yet further the attractiveness of the revised offer to Swedish Match shareholders.
PMI expects the transaction to close in the fourth quarter of this year, subject to the terms and conditions of the offer being fulfilled or waived as further set out in the offer document. Public information regarding the offer is available on the offer website (www.smokefree-offer.com).
Should the offer fail, PMI will continue with its strategic alternatives to the Swedish Match combination, including its well-advanced plans for the U.S. commercialization of IQOS -- upon regaining full control after April 30, 2024 -- as well as its broader smoke-free portfolio.
War in Ukraine
Since the onset of the war in Ukraine, PMI's main priority has been the safety and security of its more than 1,300 employees and their families in the country. The company has helped to evacuate more than 1,000 people from Ukraine and relocate over 2,700 others from conflict zones to locations in the country away from the heaviest fighting; provided critical aid to employees who cannot leave or who decide to remain in Ukraine; and provided those who have left the country with a range of support in neighboring countries. The company is continuing to pay salaries to all its Ukrainian employees and is also providing substantial in-kind support to them and their families. In addition, PMI has contributed approximately $10 million in funds and donated essential items across the country.

On February 25th, PMI announced the temporary suspension of its operations in Ukraine, including at its factory, in Kharkiv. The company subsequently resumed some retail activities where safety allowed, in order to provide product availability and service to adult consumers, and began to supply the market from production centers outside Ukraine, as well as through contract manufacturing by a third party. PMI is applying increased security and safety measures for personnel. Production at the company's factory in Kharkiv remains suspended.
As of September 30, 2022, PMI's Ukrainian operations have approximately $0.5 billion in total assets, excluding intercompany balances.
PMI employs more than 3,200 people in Russia and will continue to support its employees there, including paying their salaries, while continuing to fulfil its legal obligations. The company will continue to make decisions with employee safety and security as a priority.
On March 24th, PMI announced the concrete steps it had taken to suspend planned investments and scale down its manufacturing operations in Russia, including: the discontinuation of a number of cigarette products; the suspension of its marketing activities; the cancellation of all product launches planned for 2022, including ILUMA; and the cancellation of its plans to manufacture HTUs for ILUMA in Russia.
As previously announced, PMI intends to exit the Russian market in an orderly manner, as the complexities of continuing to operate in Russia increase, such as supply chain challenges and financial and banking sector restrictions. The company's Board of Directors and senior executives continue to actively work on options for doing so, in the context of an increasingly complex and rapidly changing regulatory and operating environment, including the requirement to obtain certain governmental approvals for any transaction.
As of September 30, 2022, PMI's Russian operations have approximately $2.6 billion in total assets, excluding intercompany balances.
PMI recorded pre-tax charges related to the war in Ukraine of approximately $6 million in the third quarter of 2022 and approximately $128 million in the September year-to-date period. This includes charges in Russia related to the cancellation of the planned launch of ILUMA and the planned production of related HTUs.
Impairment of Acquired Intangibles
PMI recorded a pre-tax impairment charge of $112 million as of September 30, 2022, reflecting the impact of general economic and market conditions resulting in a reduction in future estimated cash flows on certain products within the Wellness and Healthcare segment. The charge was recorded within cost of sales in the condensed consolidated statements of earnings and is excluded from adjusted results.
Conference Call
A conference call, hosted by Jacek Olczak, Chief Executive Officer, and Emmanuel Babeau, Chief Financial Officer, will be webcast at 9:00 a.m., Eastern Time, on October 20, 2022. Access the call at www.pmi.com/2022Q3earnings.

CONSOLIDATED SHIPMENT VOLUME & MARKET SHARE

PMI Shipment Volume by Region	Third-Quarter			Nine Months Year-to-Date
(million units)	2022	2021	Change	2022	2021	Change
Cigarettes
European Union	40,745	41,965	(2.9)%	118,465	120,238	(1.5)%
Eastern Europe	22,547	25,020	(9.9)%	61,694	67,771	(9.0)%
Middle East & Africa	34,336	35,166	(2.4)%	98,351	93,155	5.6%
South & Southeast Asia	37,176	35,578	4.5%	109,391	105,787	3.4%
East Asia & Australia	10,496	11,120	(5.6)%	32,440	33,450	(3.0)%
Americas	16,666	15,994	4.2%	47,541	46,092	3.1%
Total PMI	161,966	164,843	(1.7)%	467,882	466,493	0.3%

Heated Tobacco Units
European Union	10,211	7,058	44.7%	28,130	20,405	37.9%
Eastern Europe	6,487	6,119	6.0%	18,275	18,594	(1.7)%
Middle East & Africa	1,018	577	76.4%	3,073	1,485	+100%
South & Southeast Asia	125	79	58.2%	315	151	+100%
East Asia & Australia	9,542	9,435	1.1%	27,016	28,478	(5.1)%
Americas	125	221	(43.4)%	339	466	(27.3)%
Total PMI	27,508	23,489	17.1%	77,148	69,579	10.9%

Cigarettes and Heated Tobacco Units
European Union	50,956	49,023	3.9%	146,595	140,643	4.2%
Eastern Europe	29,034	31,139	(6.8)%	79,969	86,365	(7.4)%
Middle East & Africa	35,354	35,743	(1.1)%	101,424	94,640	7.2%
South & Southeast Asia	37,301	35,657	4.6%	109,706	105,938	3.6%
East Asia & Australia	20,038	20,555	(2.5)%	59,456	61,928	(4.0)%
Americas	16,791	16,215	3.6%	47,880	46,558	2.8%
Total PMI	189,474	188,332	0.6%	545,030	536,072	1.7%

Third-Quarter
PMI's total shipment volume increased by 0.6%, driven by a 17.1% increase in HTU shipments, partly offset by a 1.7% decline in cigarette shipments.
On a pro forma basis, PMI's total shipment volume increased by 2.3%, as detailed in Appendix 3, reflecting a 21.9% increase for HTUs, partly offset by a 0.2% decrease for cigarettes. PMI's total shipment volume in the Eastern Europe Region increased by 6.8%, on the same basis, as shown in Appendix 4.
For additional detail on PMI's shipment volume performance by Region, please refer to the "Total Market, PMI Shipment & Market Share Commentaries" sections for PMI's regional operating segments.
Impact of Inventory Movements
The net unfavorable impact of estimated distributor inventory movements was immaterial in the quarter, with PMI’s total in-market sales increasing by 0.8%, or by 2.5% on a pro forma basis -- both essentially in-line with the respective shipment volumes.
PMI's total HTU in-market sales volume in the quarter was 27.9 billion units, or 22.7 billion units on a pro forma basis, representing growth of 13.5% and 18.2%, respectively.

Nine Months Year-to-Date
PMI's total shipment volume increased by 1.7%, driven by increases of 10.9% and 0.3% for HTUs and cigarettes, respectively.
On a pro forma basis, PMI's total shipment volume increased by 3.4%, as detailed in Appendix 3, reflecting increases of 15.8% and 1.8% for HTUs and cigarettes, respectively. PMI's total shipment volume in the Eastern Europe Region increased by 2.5%, on the same basis, as shown in Appendix 4.
For additional detail on PMI's shipment volume performance by Region, please refer to the "Total Market, PMI Shipment & Market Share Commentaries" sections for PMI's regional operating segments.
Impact of Inventory Movements
The net unfavorable impact of estimated distributor inventory movements was immaterial in the period, with PMI’s total in-market sales increasing by 1.8%, or by 3.4% on a pro forma basis -- both essentially in-line with the respective shipment volumes.
PMI's total HTU in-market sales volume in the nine months year-to-date was 78.5 billion units, or 63.3 billion units on a pro forma basis, representing growth of 14.0% and 19.2%, respectively.
PMI Shipment Volume by Brand

PMI Shipment Volume by Brand	Third-Quarter			Nine Months Year-to-Date
(million units)	2022	2021	Change	2022	2021	Change
Cigarettes
Marlboro	64,041	65,139	(1.7)%	183,977	177,287	3.8%
L&M	21,037	21,564	(2.4)%	62,257	64,028	(2.8)%
Chesterfield	17,369	15,994	8.6%	50,060	43,021	16.4%
Parliament	11,890	11,556	2.9%	32,001	30,535	4.8%
Philip Morris	10,255	11,107	(7.7)%	30,325	31,881	(4.9)%
Others	37,374	39,483	(5.3)%	109,262	119,741	(8.8)%
Total Cigarettes	161,966	164,843	(1.7)%	467,882	466,493	0.3%
Heated Tobacco Units	27,508	23,489	17.1%	77,148	69,579	10.9%
Total PMI	189,474	188,332	0.6%	545,030	536,072	1.7%
Note: Philip Morris includes Philip Morris/Dubliss.

Third-Quarter
Shipment volume for PMI's HTU brands increased, primarily driven by the EU, Eastern Europe and Middle East & Africa Regions.
PMI's cigarette shipment volume of the following brands increased:
•Chesterfield, mainly driven by the Eastern Europe and South & Southeast Asia Regions, partly offset by the Middle East & Africa Region; and
•Parliament, primarily driven by the Middle East & Africa Region.
PMI's cigarette shipment volume of the following brands decreased:
•Marlboro, mainly due to the EU and Eastern Europe Regions, partly offset by the Americas Region;
•L&M, primarily due to the Eastern Europe Region; and
•Philip Morris, mainly due to the Eastern Europe Region, partly offset by the East Asia & Australia Region.

The cigarette shipment volume decline for "Others" was mainly due to: Bond Street (primarily Eastern Europe) and Lark (mainly Japan and Turkey), partly offset by Dji Sam Soe (Indonesia).
On a pro forma basis, PMI's cigarette shipment volume increased by 1.5% for Chesterfield, 7.9% for Parliament and 6.1% for Philip Morris, and decreased by 0.4% for Marlboro and 0.5% for L&M.
Nine Months Year-to-Date
Shipment volume for PMI's HTU brands increased, primarily driven by the EU and Middle East & Africa Regions, partly offset by the East Asia & Australia Region.
PMI's cigarette shipment volume of the following brands increased:
•Marlboro, mainly driven by the Eastern Europe, Middle East & Africa and Americas Regions, partly offset by the EU Region;
•Chesterfield, primarily driven by the Eastern Europe and South & Southeast Asia Regions; and
•Parliament, mainly driven by the Middle East & Africa Region.
PMI's cigarette shipment volume of the following brands decreased:
•L&M, primarily due to the EU, Eastern Europe and South & Southeast Asia Regions, partly offset by the Americas Region; and
•Philip Morris, mainly due to the Eastern Europe Region, partly offset by the East Asia & Australia Region.
The cigarette shipment volume decline for "Others" was mainly due to: Bond Street (primarily Eastern Europe) and Lark (mainly Japan and Turkey), partly offset by Dji Sam Soe (Indonesia) and Sampoerna A (Indonesia).
On a pro forma basis, PMI's cigarette shipment volume increased by 3.3% for Marlboro, 6.8% for Chesterfield, 9.4% for Parliament and 12.3% for Philip Morris, and decreased by 1.1% for L&M.
Pro Forma International Share of Market

Pro Forma	Third-Quarter			Nine Months Year-to-Date
	2022	2021	Change (pp)	2022	2021	Change (pp)

Total International Market Share (1)	27.7%	27.2%	0.5	27.2%	26.6%	0.6
Cigarettes	24.1%	24.1%	—	23.7%	23.6%	0.1
HTU	3.7%	3.1%	0.6	3.6%	3.0%	0.6

Cigarette over Cigarette Market Share (2)	25.3%	25.1%	0.2	24.8%	24.6%	0.2
Note: Excludes Russia and Ukraine
(1) Defined as PMI's cigarette and heated tobacco unit in-market sales volume as a percentage of total industry cigarette and heated tobacco unit sales volume, excluding China and the U.S., including cigarillos in Japan
(2) Defined as PMI's cigarette in-market sales volume as a percentage of total industry cigarette sales volume, excluding China and the U.S., including cigarillos in Japan

CONSOLIDATED FINANCIAL SUMMARY
Third-Quarter

Financial Summary - Quarters Ended September 30,			Change Fav./(Unfav.)			Variance Fav./(Unfav.)
	2022	2021	Total		Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 8,032	$ 8,122	(1.1)%		6.7%	(90)	(687)	50	216	316	15
Cost of Sales	(2,935)	(2,596)	(13.1)%		(17.8)%	(339)	198	(74)	—	(188)	(275)
Marketing, Administration and Research Costs	(2,129)	(2,071)	(2.8)%		(8.2)%	(58)	111	—	—	—	(169)
Operating Income	$ 2,968	$ 3,455	(14.1)%		(2.5)%	(487)	(378)	(24)	216	128	(429)
Asset Impairment & Exit Costs (1)	—	(43)	+100%		+100%	43	—	—	—	—	43
Amortization and Impairment of Intangibles (2)	(139)	(18)	-(100)%		-(100)%	(121)	—	(7)	—	—	(114)
Charges related to the war in Ukraine (3)	(6)	—	—%		—%	(6)	—	—	—	—	(6)
Costs associated with Swedish Match AB offer (1)	(217)	—	—%		—%	(217)	—	—	—	—	(217)
Asset Acquisition Cost (1)	—	(51)	+100%		+100%	51	—	—	—	—	51
Adjusted Operating Income	$ 3,330	$ 3,567	(6.6)%		4.4%	(237)	(378)	(17)	216	128	(186)
Adjusted Operating Income Margin	41.5%	43.9%	(2.4)pp	(0.9)	pp
(1) Included in Marketing, Administration and Research Costs above.
(2) Q3 2022 amount includes an impairment charge of $112 million, which is included in cost of sales above.
(3) Included in Marketing, Administration and Research Costs ($6 million) above.
Net revenues increased by 6.7% on an organic basis, mainly reflecting: favorable volume/mix, primarily driven by higher HTU volume, partly offset by lower cigarette volume and unfavorable device mix; and a favorable pricing variance, driven by higher combustible tobacco pricing, partly offset by lower device pricing and lower HTU (net) pricing.
During the quarter, Russia and Ukraine accounted for nearly 10% of PMI's total net revenues. Pro forma adjusted net revenues increased by 6.9% on an organic basis, as detailed in Schedule 11.
Operating income decreased by 2.5%, excluding currency and acquisitions, primarily reflecting: the impact of 2022 costs associated with the Swedish Match AB offer, as well as higher amortization and impairment of intangibles, partly offset by favorable comparisons versus the prior year period related to asset acquisition cost and asset impairment and exit costs.
Adjusted operating income increased by 4.4% on an organic basis, mainly reflecting: a favorable pricing variance; and favorable volume/mix, primarily driven by higher HTU volume, partly offset by lower cigarette volume, unfavorable HTU mix and unfavorable cigarette mix; partly offset by higher manufacturing costs (mainly due to higher logistics costs and other inflationary impacts, partially offset by productivity); and higher marketing, administration and research costs. Adjusted operating income margin decreased by 0.9 points on an organic basis.

Pro forma adjusted operating income increased by 4.4% on an organic basis, while pro forma adjusted operating income margin decreased by 1.0 point, on the same basis, as detailed in Schedule 11.
Nine Months Year-to-Date

Financial Summary - Nine Months Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2022	2021	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 23,610	$ 23,301	1.3%	8.1%	309	(1,778)	199	466	1,143	279
Saudi Arabia Customs Assessments	—	(246)	+100%	+100%	246	—	—	—	—	246
Adjusted Net Revenues	$ 23,610	$ 23,547	0.3%	7.0%	63	(1,778)	199	466	1,143	33

Net Revenues (1)	$ 23,610	$ 23,301	1.3%	8.1%	309	(1,778)	199	466	1,143	279
Cost of Sales	(8,191)	(7,223)	(13.4)%	(17.2)%	(968)	439	(167)	—	(768)	(472)
Marketing, Administration and Research Costs	(6,097)	(6,050)	(0.8)%	(3.1)%	(47)	247	(106)	—	—	(188)
Operating Income	$ 9,322	$ 10,028	(7.0)%	4.6%	(706)	(1,092)	(74)	466	375	(381)
Asset Impairment & Exit Costs (2)	—	(170)	+100%	+100%	170	—	—	—	—	170
Amortization and Impairment of Intangibles (3)	(213)	(55)	-(100)%	-(100)%	(158)	—	(44)	—	—	(114)
Charges related to the war in Ukraine (4)	(128)	—	—%	—%	(128)	—	—	—	—	(128)
Costs associated with Swedish Match AB offer (2)	(269)	—	—%	—%	(269)	—	—	—	—	(269)
Saudi Arabia Customs Assessments (5)	—	(246)	+100%	+100%	246	—	—	—	—	246
Asset Acquisition Cost (2)	—	(51)	+100%	+100%	51	—	—	—	—	51
Adjusted Operating Income	$ 9,932	$ 10,550	(5.9)%	4.8%	(618)	(1,092)	(30)	466	375	(337)

Adjusted Operating Income Margin	42.1%	44.8%	(2.7)pp	(0.9)pp
(1) Favorable Cost/Other variance includes a reduction in net revenues of $246 million in 2021 related to the Saudi Arabia customs assessments.
(2) Included in Marketing, Administration and Research Costs above.
(3) 2022 amount includes an impairment charge of $112 million, which is included in cost of sales above.
(4) Included in Cost of Sales ($46 million) and Marketing, Administration and Research Costs ($82 million) above.
(5) Included in Net Revenues above.
Net revenues increased by 8.1%, excluding currency and acquisitions, mainly reflecting: favorable volume/mix, primarily driven by higher HTU volume and device volume, partly offset by unfavorable device mix, cigarette mix and HTU mix; a favorable pricing variance, driven by higher combustible tobacco pricing, partly offset by lower device pricing and lower HTU (net) pricing; and a favorable comparison related to the Saudi Arabia customs assessments of $246 million in 2021, shown in "Cost/Other". Adjusted net revenues increased by 7.0% on an organic basis.

During the September year-to-date period, Russia and Ukraine accounted for around 8% of PMI's total net revenues. Pro forma adjusted net revenues increased by 7.7% on an organic basis, as detailed in Schedule 11.
Operating income increased by 4.6%, excluding currency and acquisitions, which included: favorable comparisons versus the prior year period related to the Saudi Arabia customs assessments (as noted above for net revenues), asset impairment and exit costs, and asset acquisition cost, partly offset by the impact of 2022 costs associated with the Swedish Match AB offer, higher amortization and impairment of intangibles, and 2022 charges related to the war in Ukraine.
Adjusted operating income increased by 4.8% on an organic basis, mainly reflecting: a favorable pricing variance; and favorable volume/mix, primarily driven by higher HTU volume, partly offset by unfavorable cigarette mix, HTU mix and device mix, the unfavorable impact on profitability of higher device volume, as well as lower cigarette volume; partially offset by higher manufacturing costs (primarily due to higher logistics costs and other inflationary impacts, partly offset by productivity); and higher marketing, administration and research costs. Adjusted operating income margin decreased by 0.9 points on an organic basis.
Pro forma adjusted operating income increased by 5.0% on an organic basis, while pro forma adjusted operating income margin decreased by 1.1 points, on the same basis, as detailed in Schedule 11.
EUROPEAN UNION REGION
Third-Quarter

Financial Summary - Quarters Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2022	2021	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 3,074	$ 3,192	(3.7)%	10.8%	(118)	(465)	3	(8)	352	—

Operating Income	$ 1,395	$ 1,680	(17.0)%	2.0%	(285)	(318)	—	(8)	246	(205)
Asset Impairment & Exit Costs	—	(12)	+100%	+100%	12	—	—	—	—	12
Amortization and Impairment of Intangibles	(9)	(8)	(12.5)%	(12.5)%	(1)	—	—	—	—	(1)
Costs associated with Swedish Match AB offer	(96)	—	—%	—%	(96)	—	—	—	—	(96)
Adjusted Operating Income	$ 1,500	$ 1,700	(11.8)%	6.9%	(200)	(318)	—	(8)	246	(120)
Adjusted Operating Income Margin	48.8%	53.3%	(4.5)pp	(1.9)pp
Net revenues increased by 10.8% on an organic basis, reflecting: favorable volume/mix, mainly driven by higher HTU volume and device volume, partly offset by lower cigarette volume, unfavorable HTU mix and unfavorable cigarette mix. Pricing variance was slightly unfavorable, primarily reflecting lower device pricing and lower HTU (net) pricing, partly offset by higher combustible pricing.
Operating income increased by 2.0%, excluding currency and acquisitions, which included the impact of 2022 costs associated with the Swedish Match AB offer.
Adjusted operating income increased by 6.9% on an organic basis, primarily reflecting: favorable volume/mix, mainly driven by higher HTU volume, partly offset by lower cigarette volume, unfavorable HTU mix, unfavorable cigarette mix and the unfavorable impact on profitability of higher device volume; partially offset by higher marketing, administration and research costs; and higher manufacturing costs.
Adjusted operating income margin decreased by 1.9 points on the same basis.
Nine Months Year-to-Date

Financial Summary - Nine Months Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2022	2021	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 9,229	$ 9,250	(0.2)%	10.5%	(21)	(998)	10	(38)	1,005	—

Operating Income	$ 4,441	$ 4,811	(7.7)%	7.1%	(370)	(708)	(2)	(38)	675	(297)
Asset Impairment & Exit Costs	—	(56)	+100%	+100%	56	—	—	—	—	56
Amortization and Impairment of Intangibles	(27)	(26)	(3.8)%	(3.8)%	(1)	—	—	—	—	(1)
Costs associated with Swedish Match AB offer	(119)	—	—%	—%	(119)	—	—	—	—	(119)
Adjusted Operating Income	$ 4,587	$ 4,893	(6.3)%	8.3%	(306)	(708)	(2)	(38)	675	(233)

Adjusted Operating Income Margin	49.7%	52.9%	(3.2)pp	(1.1)pp
Net revenues increased by 10.5% on an organic basis, reflecting: favorable volume/mix, mainly driven by higher HTU volume and device volume, partly offset by lower cigarette volume, unfavorable cigarette mix, and unfavorable HTU mix; partially offset by an unfavorable pricing variance, mainly due to lower device pricing and lower HTU (net) pricing, partly offset by higher combustible pricing.
Operating income increased by 7.1%, excluding currency and acquisitions, which included: the impact of 2022 costs associated with the Swedish Match AB offer, partly offset by a favorable comparison versus the prior year period related to asset impairment and exit costs.
Adjusted operating income increased by 8.3% on an organic basis, primarily reflecting: favorable volume/mix, mainly driven by higher HTU volume, partly offset by lower cigarette volume, unfavorable cigarette mix, unfavorable HTU mix and the unfavorable impact on profitability of higher device volume; partially offset by higher marketing, administration and research costs; higher manufacturing costs; and an unfavorable pricing variance.
Adjusted operating income margin decreased by 1.1 points on the same basis.

Total Market, PMI Shipment & Market Share Commentaries

European Union Key Data	Third-Quarter			Nine Months Year-to-Date
			Change			Change
	2022	2021	% / pp	2022	2021	% / pp
Total Market (billion units)	133.0	132.2	0.6%	369.0	361.0	2.2%

PMI Shipment Volume (million units)
Cigarettes	40,745	41,965	(2.9)%	118,465	120,238	(1.5)%
Heated Tobacco Units	10,211	7,058	44.7%	28,130	20,405	37.9%
Total EU	50,956	49,023	3.9%	146,595	140,643	4.2%

PMI Market Share
Marlboro	15.7%	16.6%	(0.9)	15.9%	16.7%	(0.8)
L&M	5.3%	5.6%	(0.3)	5.4%	5.6%	(0.2)
Chesterfield	5.5%	5.5%	—	5.5%	5.5%	—
Philip Morris	2.0%	2.2%	(0.2)	2.1%	2.2%	(0.1)
Heated Tobacco Units	7.3%	5.3%	2.0	7.3%	5.5%	1.8
Others	2.9%	3.0%	(0.1)	3.0%	3.1%	(0.1)
Total EU	38.8%	38.3%	0.5	39.3%	38.6%	0.7
Note: Sum may not foot due to roundings.

Third-Quarter
The estimated total market in the EU increased by 0.6% to 133.0 billion units, primarily driven by:
•Poland, up by 10.0%, primarily reflecting a lower estimated prevalence of illicit trade, as well as higher border sales (largely due to the easing of pandemic-related measures); and
•Romania, up by 8.4%, mainly reflecting a lower estimated prevalence of illicit trade, as well as higher border sales (largely due to the easing of pandemic-related measures);
partly offset by
•the U.K., down by 15.0%, notably reflecting the impact of increased out-bound tourism compared to the pandemic-affected prior year period.
PMI's total shipment volume increased by 3.9% to 51.0 billion units, mainly driven by:
•Italy, up by 6.7%, mainly reflecting a higher market share driven by HTUs, as well as a higher total market;
•Poland, up by 17.1%, primarily reflecting the higher total market and a higher market share driven by HTUs; and
•Romania, up by 51.4%. Excluding the net favorable impact of estimated distributor inventory movements, total in-market sales volume increased by 26.8%, mainly reflecting a higher market share driven by HTUs, as well as the higher total market.
Nine Months Year-to-Date
The estimated total market in the EU increased by 2.2% to 369.0 billion units, primarily driven by:
•Italy, up by 3.9%, mainly reflecting the impact on adult smoker average daily consumption of the easing of pandemic-related measures (particularly in the first half of the year);
•Poland, up by 15.3%, primarily reflecting the same factors as in the quarter; and

•Romania, up by 9.7%, mainly reflecting the same factors as in the quarter;
partly offset by
•Germany, down by 4.0%, primarily reflecting the impact of excise tax-driven price increases and higher cross-border (non-domestic) purchases due to the easing of pandemic-related measures; and
•the U.K., down by 12.5%, primarily reflecting the same factor as in the quarter.
PMI's total shipment volume increased by 4.2% to 146.6 billion units, mainly driven by:
•Italy, up by 6.1%, primarily reflecting the same factors as in the quarter;
•Poland, up by 19.1%, mainly reflecting the same factors as in the quarter; and
•Romania, up by 42.6%. Excluding the net favorable impact of estimated distributor inventory movements, total in-market sales volume increased by 31.6%, mainly reflecting the same factors as in the quarter.
EASTERN EUROPE REGION
Third-Quarter

Financial Summary - Quarters Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2022	2021	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 1,109	$ 941	17.9%	9.5%	168	79	—	119	(30)	—

Operating Income	$ 425	$ 338	25.7%	3.8%	87	74	—	119	(52)	(54)
Asset Impairment & Exit Costs	—	(2)	+100%	+100%	2	—	—	—	—	2
Charges related to the war in Ukraine	(6)	—	—%	—%	(6)	—	—	—	—	(6)
Costs associated with Swedish Match AB offer	(23)	—	—%	—%	(23)	—	—	—	—	(23)
Adjusted Operating Income	$ 454	$ 340	33.5%	11.8%	114	74	—	119	(52)	(27)
Adjusted Operating Income Margin	40.9%	36.1%	4.8pp	0.8pp
Net revenues increased by 9.5% on an organic basis, reflecting: a favorable pricing variance, primarily driven by higher combustible pricing; partly offset by unfavorable volume/mix, mainly due to lower cigarette volume, partially offset by higher HTU volume.
During the quarter, Russia and Ukraine accounted for around 71% of PMI's total net revenues in the Region. Pro forma net revenues increased by 20.5% on an organic basis, as detailed in Schedule 11.
Operating income increased by 3.8%, excluding currency and acquisitions, which included the impact of 2022 costs associated with the Swedish Match AB offer.
Adjusted operating income increased by 11.8% on an organic basis, mainly reflecting: a favorable pricing variance; and lower marketing, administration and research costs; partly offset by unfavorable volume/mix, primarily due to the same factors as for net revenues; and higher manufacturing costs. Adjusted operating income margin increased by 0.8 points on an organic basis.

On an organic basis, pro forma adjusted operating income and pro forma adjusted operating income margin increased by 33.6% and 4.2 points, respectively, as detailed in Schedule 11.
Nine Months Year-to-Date

Financial Summary - Nine Months Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2022	2021	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 2,733	$ 2,632	3.8%	2.9%	101	25	—	244	(168)	—

Operating Income	$ 860	$ 913	(5.8)%	(13.5)%	(53)	70	—	244	(147)	(220)
Asset Impairment & Exit Costs	—	(11)	+100%	+100%	11	—	—	—	—	11
Amortization and Impairment of Intangibles	(1)	(1)	—%	—%	—	—	—	—	—	—
Charges related to the war in Ukraine	(128)	—	—%	—%	(128)	—	—	—	—	(128)
Costs associated with Swedish Match AB offer	(29)	—	—%	—%	(29)	—	—	—	—	(29)
Adjusted Operating Income	$ 1,018	$ 925	10.1%	2.5%	93	70	—	244	(147)	(74)
Adjusted Operating Income Margin	37.2%	35.1%	2.1pp	(0.1)pp
Net revenues increased by 2.9% on an organic basis, reflecting: a favorable pricing variance, primarily driven by higher combustible pricing; partly offset by unfavorable volume/mix, mainly due to lower cigarette volume and unfavorable cigarette mix.
During the September year-to-date period, Russia and Ukraine accounted for around 69% of PMI's total net revenues in the Region. Pro forma net revenues increased by 12.5% on an organic basis, as detailed in Schedule 11.
Operating income decreased by 13.5%, excluding currency and acquisitions, which included the impact of 2022 charges related to the war in Ukraine and costs associated with the Swedish Match AB offer.
Adjusted operating income increased by 2.5% on an organic basis, primarily reflecting: a favorable pricing variance; partly offset by unfavorable volume/mix, mainly due to the same factors as for net revenues; and higher manufacturing costs. Adjusted operating income margin decreased by 0.1 point on an organic basis.
On an organic basis, pro forma adjusted operating income and pro forma adjusted operating income margin increased by 15.7% and 1.1 points, respectively, as detailed in Schedule 11.

Total Market, PMI Shipment & Market Share Commentaries
Given the company's intention to exit the Russian market and the impact of the war in Ukraine on business operations in the country, PMI's references to the total market estimate for the Eastern Europe Region exclude Russia and Ukraine.
The company's reported shipment volume, presented in the table below, includes Russia and Ukraine.

PMI Shipment Volume	Third-Quarter			Nine Months Year-to-Date
(million units)	2022	2021	Change	2022	2021	Change
Cigarettes	22,547	25,020	(9.9)%	61,694	67,771	(9.0)%
Heated Tobacco Units	6,487	6,119	6.0%	18,275	18,594	(1.7)%
Total Eastern Europe	29,034	31,139	(6.8)%	79,969	86,365	(7.4)%

Third-Quarter
The pro forma estimated total market in Eastern Europe increased, mainly driven by:
•Kazakhstan, up by 5.5%. Excluding the net unfavorable impact of estimated trade inventory movements, total in-market sales volume decreased by 0.9%; and
•Southeast Europe, up by 2.8%, mainly reflecting increased in-bound travel, the impact on adult smoker average daily consumption of the easing of pandemic-related measures and a lower estimated prevalence of illicit trade.
PMI's total shipment volume decreased by 6.8% to 29.0 billion units, primarily due to:
•Russia, down by 5.6%, due to cigarettes; and
•Ukraine, down by 37.0%, due to cigarettes and HTUs;
partly offset by
•Kazakhstan, up by 19.7%, or by 11.0% excluding the net favorable impact of estimated distributor inventory movements, primarily driven by a higher market share for cigarettes and HTUs, as well as the higher total market.
During the quarter, Russia and Ukraine accounted for around 70% of PMI's total shipment volume in the Region. Pro forma total shipment volume, excluding Russia and Ukraine, increased by 6.8%, as detailed in Appendix 4.
Nine Months Year-to-Date
The pro forma estimated total market in Eastern Europe increased, mainly driven by:
•Southeast Europe, up by 7.5%, mainly reflecting the same factors as in the quarter;
partly offset by
•Central Asia, down by 11.0%, primarily reflecting a higher estimated prevalence of illicit trade following excise tax-driven price increases in July 2021.
PMI's total shipment volume decreased by 7.4% to 80.0 billion units, primarily due to:
•Russia, down by 6.5%, due to cigarettes and HTUs; and
•Ukraine, down by 29.6%, due to cigarettes and HTUs.

During the first nine months of 2022, Russia and Ukraine accounted for around 71% of PMI's total shipment volume in the Region. Pro forma total shipment volume, excluding Russia and Ukraine, increased by 2.5%, as detailed in Appendix 4.
MIDDLE EAST & AFRICA REGION
Third-Quarter

Financial Summary - Quarters Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2022	2021	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 980	$ 945	3.7%	9.7%	35	(57)	—	22	54	16

Operating Income	$ 432	$ 388	11.3%	11.9%	44	(2)	—	22	46	(22)
Asset Impairment & Exit Costs	—	(3)	+100%	+100%	3	—	—	—	—	3
Amortization and Impairment of Intangibles	(2)	(2)	—%	—%	—	—	—	—	—	—
Costs associated with Swedish Match AB offer	(24)	—	—%	—%	(24)	—	—	—	—	(24)
Adjusted Operating Income	$ 458	$ 393	16.5%	17.0%	65	(2)	—	22	46	(1)
Adjusted Operating Income Margin	46.7%	41.6%	5.1pp	2.8pp
Net revenues increased by 9.7% on an organic basis, primarily reflecting: favorable volume/mix, mainly driven by higher HTU volume and favorable cigarette volume/mix; and a favorable pricing variance, driven by combustible pricing.
Operating income increased by 11.9%, excluding currency and acquisitions, which included the impact of 2022 costs associated with the Swedish Match AB offer.
Adjusted operating income increased by 17.0% on an organic basis, primarily reflecting: favorable volume/mix, mainly driven by the same factors as for net revenues; and a favorable pricing variance. Adjusted operating income margin increased by 2.8 points on an organic basis.

Nine Months Year-to-Date

Financial Summary - Nine Months Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2022	2021	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 2,977	$ 2,306	29.1%	40.0%	671	(251)	—	205	440	277
Saudi Arabia Customs Assessments	—	(246)	+100%	+100%	246	—	—	—	—	246
Adjusted Net Revenues	$ 2,977	$ 2,552	16.7%	26.5%	425	(251)	—	205	440	31

Net Revenues	$ 2,977	$ 2,306	29.1%	40.0%	671	(251)	—	205	440	277

Operating Income	$ 1,451	$ 739	96.3%	+100%	712	(121)	—	205	353	275
Asset Impairment & Exit Costs	—	(13)	+100%	+100%	13	—	—	—	—	13
Amortization and Impairment of Intangibles	(6)	(6)	—%	—%	—	—	—	—	—	—
Saudi Arabia Customs Assessments	—	(246)	+100%	+100%	246	—	—	—	—	246
Costs associated with Swedish Match AB offer	(30)	—	—%	—%	(30)	—	—	—	—	(30)
Adjusted Operating Income	$ 1,487	$ 1,004	48.1%	60.2%	483	(121)	—	205	353	46
Adjusted Operating Income Margin	49.9%	39.3%	10.6pp	10.5pp
Net revenues increased by 40.0%, excluding currency and acquisitions, notably reflecting a favorable comparison related to the Saudi Arabia customs assessments of $246 million in 2021, shown in "Cost/Other".
Adjusted net revenues increased by 26.5% on an organic basis, as detailed above, reflecting: favorable volume/mix, primarily driven by higher cigarette volume, higher HTU volume and favorable cigarette mix; and a favorable pricing variance, mainly driven by combustible pricing.
Operating income increased by +100%, excluding currency and acquisitions, which included a favorable comparison related to the Saudi Arabia customs assessments in 2021 (as noted above for net revenues), partly offset by the impact of 2022 costs associated with the Swedish Match AB offer.
Adjusted operating income increased by 60.2% on an organic basis, mainly reflecting: favorable volume/mix, primarily driven by the same factors as for net revenues; a favorable pricing variance; and lower marketing, administration and research costs; partly offset by higher manufacturing costs. Adjusted operating income margin increased by 10.5 points on an organic basis.

Total Market, PMI Shipment & Market Share Commentaries

PMI Shipment Volume	Third-Quarter			Nine Months Year-to-Date
(million units)	2022	2021	Change	2022	2021	Change
Cigarettes	34,336	35,166	(2.4)%	98,351	93,155	5.6%
Heated Tobacco Units	1,018	577	76.4%	3,073	1,485	+100%
Total Middle East & Africa	35,354	35,743	(1.1)%	101,424	94,640	7.2%

Third-Quarter
The estimated total market in the Middle East & Africa decreased, mainly due to:
•Egypt, down by 4.5%, primarily reflecting a higher estimated prevalence of illicit trade and the impact of price increases in the first half of 2022; and
•Turkey, down by 13.1%, mainly reflecting a higher estimated prevalence of illicit trade, partly offset by the impact of increased in-bound tourism;
partly offset by
•International Duty Free, up by 41.6%, primarily reflecting the impact of reduced government travel restrictions and increased passenger traffic in certain geographies.
PMI's total shipment volume decreased by 1.1% to 35.4 billion units, mainly due to:
•Turkey, down by 6.9%, primarily reflecting the lower total market, partially offset by a higher market share, driven by cigarettes;
partly offset by
•PMI Duty Free, up by 30.6%, or by 42.2% excluding the net unfavorable impact of estimated distributor inventory movements, reflecting the higher total market and a higher market share.
Excluding the net unfavorable impact of estimated distributor inventory movements, PMI's total in-market sales volume increased by 3.5%.
Nine Months Year-to-Date
The estimated total market in the Middle East & Africa decreased, mainly due to:
•Algeria, down by 11.5%, primarily reflecting industry supply chain disruptions, as well as the impact of excise tax-driven price increases in the first quarter of 2021; and
•Turkey, down by 5.7%, mainly reflecting a higher estimated prevalence of illicit trade, partly offset by the impact on adult smoker average daily consumption of the easing of pandemic-related measures, coupled with increased in-bound tourism;
partly offset by
•International Duty Free, up by 42.1%, reflecting the same factors as in the quarter.
PMI's total shipment volume increased by 7.2% to 101.4 billion units, mainly driven by:
•PMI Duty Free, up by 94.4%, or by 47.6% excluding the net favorable impact of estimated distributor inventory movements (primarily due to cigarettes), reflecting the same factors as in the quarter.

SOUTH & SOUTHEAST ASIA REGION
Third-Quarter

Financial Summary - Quarters Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2022	2021	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 1,138	$ 1,065	6.9%	13.9%	73	(75)	—	68	80	—

Operating Income	$ 384	$ 348	10.3%	19.3%	36	(31)	—	68	(5)	4
Asset Impairment & Exit Costs	—	(4)	+100%	+100%	4	—	—	—	—	4
Amortization and Impairment of Intangibles	(4)	(5)	20.0%	20.0%	1	—		—	—	1
Costs associated with Swedish Match AB offer	(24)	—	—%	—%	(24)	—		—	—	(24)
Adjusted Operating Income	$ 412	$ 357	15.4%	24.1%	55	(31)	—	68	(5)	23

Adjusted Operating Income Margin	36.2%	33.5%	2.7pp	3.0pp
Net revenues increased by 13.9% on an organic basis, reflecting: favorable volume/mix, primarily driven by favorable cigarette mix and higher cigarette volume; and a favorable pricing variance, driven by combustible pricing.
Operating income increased by 19.3%, excluding currency and acquisitions, which included the impact of 2022 costs associated with the Swedish Match AB offer.
Adjusted operating income increased by 24.1% on an organic basis, primarily reflecting: a favorable pricing variance and lower marketing, administration and research costs.
Adjusted operating income margin increased by 3.0 points on the same basis.

Nine Months Year-to-Date

Financial Summary - Nine Months Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2022	2021	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 3,295	$ 3,284	0.3%	5.1%	11	(158)	—	(60)	229	—

Operating Income	$ 1,135	$ 1,208	(6.0)%	0.4%	(73)	(78)	—	(60)	46	19
Asset Impairment & Exit Costs	—	(17)	+100%	+100%	17	—	—	—	—	17
Amortization and Impairment of Intangibles	(13)	(13)	—%	—%	—	—	—	—	—	—
Costs associated with Swedish Match AB offer	(29)	—	—%	—%	(29)	—	—	—	—	(29)
Adjusted Operating Income	$ 1,177	$ 1,238	(4.9)%	1.4%	(61)	(78)	—	(60)	46	31

Adjusted Operating Income Margin	35.7%	37.7%	(2.0)pp	(1.4)pp
Net revenues increased by 5.1% on an organic basis, reflecting: favorable volume/mix, primarily driven by higher cigarette volume and favorable cigarette mix; partly offset by an unfavorable pricing variance, mainly due to combustible pricing.
Operating income increased by 0.4%, excluding currency and acquisitions, which included the impact of 2022 costs associated with the Swedish Match AB offer, partly offset by a favorable comparison versus the prior year period related to asset impairment and exit costs.
Adjusted operating income increased by 1.4% on an organic basis, primarily reflecting: favorable volume/mix, mainly driven by higher cigarette volume, partly offset by lower cigarette mix; and lower marketing, administration and research costs; partly offset by an unfavorable pricing variance.
Adjusted operating income margin decreased by 1.4 points on the same basis.
Total Market, PMI Shipment & Market Share Commentaries

PMI Shipment Volume	Third-Quarter			Nine Months Year-to-Date
(million units)	2022	2021	Change	2022	2021	Change
Cigarettes	37,176	35,578	4.5%	109,391	105,787	3.4%
Heated Tobacco Units	125	79	58.2%	315	151	+100%
Total South & Southeast Asia	37,301	35,657	4.6%	109,706	105,938	3.6%

Third-Quarter
The estimated total market in South & Southeast Asia increased, mainly driven by:
•India, up by 21.3%, primarily reflecting a favorable comparison versus the prior year period, during which pandemic-related restrictions impacted the movement of certain products, including tobacco; and
•Indonesia, up by 11.5%, mainly reflecting the impact on adult smoker consumption of the easing of pandemic-related measures, which drove growth in the tax-advantaged 'below tier one' segment;

partly offset by
•Bangladesh, down by 9.6%, primarily reflecting the impact of second-quarter 2022 excise tax-driven price increases; and
•the Philippines, down by 9.7%, mainly reflecting the impact of first-quarter 2022 excise tax-driven price increases.
PMI's total shipment volume increased by 4.6% to 37.3 billion units, mainly driven by:
•Indonesia, up by 12.1%, primarily reflecting the higher total market and a higher market share (mainly driven by share growth for PMI's premium and hand-rolled portfolio, partly offset by adult smoker down-trading to the 'below tier one' segment as a result of significantly lower retail prices);
partly offset by
•the Philippines, down by 12.8%, primarily reflecting the lower total market and a lower market share for cigarettes.
Nine Months Year-to-Date
The estimated total market in South & Southeast Asia increased, mainly driven by:
•India, up by 17.5%, primarily reflecting the same factor as in the quarter; and
•Indonesia, up by 8.0%, mainly reflecting the same factor as in the quarter;
partly offset by
•Bangladesh, down by 13.0%, primarily reflecting the impact of pandemic-related restrictions on mobility during February 2022, as well as the impact of second-quarter 2022 excise tax-driven price increases.
PMI's total shipment volume increased by 3.6% to 109.7 billion units, mainly driven by:
•India, up by 78.4%, primarily reflecting a higher market share (driven by geographic expansion) and the higher total market; and
•Indonesia, up by 7.9%, mainly reflecting the higher total market;
partly offset by
•the Philippines, down by 4.5%, primarily reflecting the same factors as in the quarter.

EAST ASIA & AUSTRALIA REGION
Third-Quarter

Financial Summary - Quarters Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2022	2021	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 1,200	$ 1,523	(21.2)%	(10.6)%	(323)	(161)	—	(26)	(136)	—

Operating Income	$ 398	$ 631	(36.9)%	(20.3)%	(233)	(105)	—	(26)	(110)	8
Asset Impairment & Exit Costs	—	(21)	+100%	+100%	21	—	—	—	—	21
Amortization and Impairment of Intangibles	(1)	(1)	—%	—%	—	—	—	—	—	—
Costs associated with Swedish Match AB offer	(39)	—	—%	—%	(39)	—	—	—	—	(39)
Adjusted Operating Income	$ 438	$ 653	(32.9)%	(16.8)%	(215)	(105)	—	(26)	(110)	26

Adjusted Operating Income Margin	36.5%	42.9%	(6.4)pp	(3.0)pp
Net revenues decreased by 10.6% on an organic basis, reflecting: unfavorable volume/mix, mainly due to unfavorable device mix (primarily due to ILUMA ONE), lower cigarette volume (largely due to an unfavorable comparison versus Q3 2021 related to the October 2021 excise tax-driven price increases) and lower device volume (mainly due to an unfavorable comparison versus Q3 2021 associated with the initial launch of ILUMA); and an unfavorable pricing variance.
Operating income decreased by 20.3%, excluding currency and acquisitions, which included the impact of 2022 costs associated with the Swedish Match AB offer, partly offset by a favorable comparison versus the prior year period related to asset impairment and exit costs.
Adjusted operating income decreased by 16.8% on an organic basis, mainly reflecting: unfavorable volume/mix, primarily due to lower cigarette volume and unfavorable HTU mix; higher manufacturing costs (mainly due to higher logistics costs); and an unfavorable pricing variance; partly offset by lower marketing, administration and research costs.
Adjusted operating income margin decreased by 3.0 points on an organic basis.

Nine Months Year-to-Date

Financial Summary - Nine Months Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2022	2021	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 3,810	$ 4,509	(15.5)%	(7.1)%	(699)	(379)	—	31	(351)	—

Operating Income	$ 1,315	$ 2,041	(35.6)%	(22.8)%	(726)	(261)	—	31	(547)	51
Asset Impairment & Exit Costs	—	(67)	+100%	+100%	67	—	—	—	—	67
Amortization and Impairment of Intangibles	(2)	(2)	—%	—%	—	—	—	—	—	—
Costs associated with Swedish Match AB offer	(49)	—	—%	—%	(49)	—	—	—	—	(49)
Adjusted Operating Income	$ 1,366	$ 2,110	(35.3)%	(22.9)%	(744)	(261)	—	31	(547)	33

Adjusted Operating Income Margin	35.9%	46.8%	(10.9)pp	(8.0)pp
Net revenues decreased by 7.1% on an organic basis, reflecting: unfavorable volume/mix, mainly due to lower HTU volume (primarily in Japan, as the company manages temporary production and supply chain impacts), unfavorable device mix, unfavorable cigarette mix and lower cigarette volume, partly offset by higher device volume. Pricing variance in the period was favorable.
Operating income decreased by 22.8%, excluding currency and acquisitions, which included the impact of 2022 costs associated with the Swedish Match AB offer, more than offset by a favorable comparison versus the prior year period related to asset impairment and exit costs.
Adjusted operating income decreased by 22.9% on an organic basis, mainly reflecting: unfavorable volume/mix, primarily due to lower HTU volume, unfavorable mix for cigarettes, devices and HTUs, and lower cigarette volume; and higher manufacturing costs; partly offset by lower marketing, administration and research costs; and a favorable pricing variance.
Adjusted operating income margin decreased by 8.0 points on an organic basis. The margin decline was primarily due to the impact of higher device sales; the growth of ILUMA within the Region's smoke-free product portfolio mix, with its higher initial unit cost of devices and consumables; the timing of HTU shipments to Japan; and higher logistics costs, including costs related to the use of air freight to Japan.

Total Market, PMI Shipment & Market Share Commentaries

PMI Shipment Volume	Third-Quarter			Nine Months Year-to-Date
(million units)	2022	2021	Change	2022	2021	Change
Cigarettes	10,496	11,120	(5.6)%	32,440	33,450	(3.0)%
Heated Tobacco Units	9,542	9,435	1.1%	27,016	28,478	(5.1)%
Total East Asia & Australia	20,038	20,555	(2.5)%	59,456	61,928	(4.0)%

Third-Quarter
The estimated total market in East Asia & Australia, excluding China, decreased, mainly due to:
•Japan, down by 10.4%, primarily reflecting the impact of the October 2021 excise tax-driven price increase.
PMI's total shipment volume decreased by 2.5% to 20.0 billion units, mainly due to:
•Japan, down by 3.2%, primarily reflecting the lower total market, partly offset by a higher market share (driven by HTUs).
Nine Months Year-to-Date
The estimated total market in East Asia & Australia, excluding China, decreased, mainly due to:
•Japan, down by 5.4%, primarily reflecting the same factor as in the quarter;
partly offset by
•South Korea, up by 1.7%, primarily reflecting a favorable comparison versus the prior year period due to the easing of pandemic-related measures.
PMI's total shipment volume decreased by 4.0% to 59.5 billion units, mainly due to:
•Japan, down by 5.1%. Excluding the net unfavorable impact of estimated distributor inventory movements (primarily due to HTUs), total in-market sales volume decreased by 0.1%, reflecting the lower total market, essentially offset by a higher market share.
Excluding the net unfavorable impact of estimated distributor inventory movements, PMI's total in-market sales volume decreased by 0.7%.

AMERICAS REGION
Third-Quarter

Financial Summary - Quarters Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2022	2021	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 474	$ 456	3.9%	5.5%	18	(7)	—	30	(4)	(1)

Operating Income	$ 85	$ 121	(29.8)%	(31.4)%	(36)	2	—	30	3	(71)
Asset Impairment & Exit Costs	—	(1)	+100%	+100%	1	—	—	—	—	1
Amortization and Impairment of Intangibles	(2)	(2)	—%	—%	—	—	—	—	—	—
Costs associated with Swedish Match AB offer	(11)	—	—%	—%	(11)	—	—	—	—	(11)
Adjusted Operating Income	$ 98	$ 124	(21.0)%	(22.6)%	(26)	2	—	30	3	(61)

Adjusted Operating Income Margin	20.7%	27.2%	(6.5)pp	(7.2)pp

Net revenues increased by 5.5% on an organic basis, primarily reflecting: a favorable pricing variance, driven by combustible pricing. Volume/mix was slightly unfavorable, mainly reflecting unfavorable cigarette mix and lower device volume, largely offset by higher cigarette volume.
Operating income decreased by 31.4%, excluding currency and acquisitions, which included the impact of 2022 costs associated with the Swedish Match AB offer.
Adjusted operating income decreased by 22.6% on an organic basis, mainly reflecting: higher marketing, administration and research costs; and higher manufacturing costs; partly offset by a favorable pricing variance. Volume/mix was slightly favorable, reflecting higher cigarette volume, largely offset by unfavorable cigarette mix.
Adjusted operating income margin decreased by 7.2 points on the same basis. The margin decline was primarily due to incremental investments in the U.S. market, including expenses related to domestic manufacturing.

Nine Months Year-to-Date

Financial Summary - Nine Months Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2022	2021	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 1,367	$ 1,320	3.6%	4.8%	47	(16)	—	73	(12)	2

Operating Income	$ 336	$ 367	(8.4)%	(9.5)%	(31)	4	—	73	(5)	(103)
Asset Impairment & Exit Costs	—	(6)	+100%	+100%	6	—	—	—	—	6
Amortization and Impairment of Intangibles	(6)	(7)	14.3%	14.3%	1	—	—	—	—	1
Costs associated with Swedish Match AB offer	(13)	—	—%	—%	(13)	—	—	—	—	(13)
Adjusted Operating Income	$ 355	$ 380	(6.6)%	(7.6)%	(25)	4	—	73	(5)	(97)

Adjusted Operating Income Margin	26.0%	28.8%	(2.8)pp	(3.4)pp

Net revenues increased by 4.8% on an organic basis, primarily reflecting: a favorable pricing variance, driven by combustible pricing; partly offset by unfavorable volume/mix, mainly due to unfavorable cigarette mix and lower device volume, partially offset by higher cigarette volume.
Operating income decreased by 9.5%, excluding currency and acquisitions, which included the impact of 2022 costs associated with the Swedish Match AB offer, partly offset by a favorable comparison versus the prior year period related to asset impairment and exit costs.
Adjusted operating income decreased by 7.6% on an organic basis, mainly reflecting: higher manufacturing costs; and higher marketing, administration and research costs; partly offset by a favorable pricing variance. Volume/mix was slightly unfavorable, mainly due to unfavorable cigarette mix, largely offset by higher cigarette volume.
Adjusted operating income margin decreased by 3.4 points on the same basis.
Total Market, PMI Shipment & Market Share Commentaries

PMI Shipment Volume	Third-Quarter			Nine Months Year-to-Date
(million units)	2022	2021	Change	2022	2021	Change
Cigarettes	16,666	15,994	4.2%	47,541	46,092	3.1%
Heated Tobacco Units	125	221	(43.4)%	339	466	(27.3)%
Total Americas	16,791	16,215	3.6%	47,880	46,558	2.8%

Third-Quarter
The estimated total market in Americas, excluding the U.S., increased, primarily driven by:
•Argentina, up by 5.4%, mainly reflecting a favorable comparison due to the impact on adult smoker average daily consumption of strict pandemic-related measures implemented during 2021;
•Brazil, up by 5.8%, primarily reflecting a lower estimated prevalence of illicit trade; and

•Mexico, up by 4.3%, mainly reflecting the impact on adult smoker average daily consumption of the easing of pandemic-related measures, coupled with the impact of increased in-bound tourism;
partly offset by
•Canada, down by 10.1%, notably reflecting the impact of price increases and out-switching from cigarettes to e-vapor products.
PMI's total shipment volume increased by 3.6% to 16.8 billion units, mainly driven by:
•Brazil, up by 17.5%, mainly reflecting the higher total market and a higher market share driven by Chesterfield; and
•Mexico, up by 4.8%, primarily reflecting the higher total market.
Nine Months Year-to-Date
The estimated total market in Americas, excluding the U.S., increased, primarily driven by:
•Argentina, up by 4.9% mainly reflecting the same factor as in the quarter; and
•Brazil, up by 7.5%, primarily reflecting the same factor as in the quarter;
partly offset by
•Canada, down by 13.4%, notably reflecting the same factors as in the quarter.
PMI's total shipment volume increased by 2.8% to 47.9 billion units, mainly driven by:
•Brazil, up by 13.7%, primarily reflecting the same factors as in the quarter; and
•Mexico, up by 2.7%, mainly reflecting a higher market share for cigarettes;
partly offset by
•Argentina, down by 1.2%, primarily reflecting a lower market share due to adult smoker downtrading to ultra-low-price brands produced by local manufacturers.
WELLNESS AND HEALTHCARE
In the third quarter of 2021, PMI acquired Fertin Pharma A/S, Vectura Group plc. and OtiTopic, Inc. On March 31, 2022, PMI launched a new Wellness and Healthcare business -- Vectura Fertin Pharma -- consolidating these entities. The operating results of this business are reported in the Wellness and Healthcare segment (formerly the Other category).

Third-Quarter

Financial Summary - Quarters Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2022	2021	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 57	$ —	—%	—%	57	(1)	47	11	—	—

Operating Income / (Loss)	$ (151)	$ (51)	-(100)%	-(100)%	(100)	2	(24)	11	—	(89)
Asset Acquisition Cost	—	(51)	+100%	+100%	51	—	—	—	—	51
Amortization and Impairment of Intangibles	(121)	—	—%	—%	(121)	—	(7)	—	—	(114)
Adjusted Operating Income / (Loss)	$ (30)	$ —	—%	—%	(30)	2	(17)	11	—	(26)

Adjusted Operating Income / (Loss) Margin	(52.6)%	n/a	—pp	—pp

PMI recorded net revenues of $57 million in the Wellness and Healthcare segment, with an operating loss of $151 million, primarily reflecting a $112 million impairment on acquired intangibles (see "Impairment of Acquired Intangibles" section on page 7 for additional information), partly offset by a favorable comparison versus the prior year period related to asset acquisition cost. PMI recorded an adjusted operating loss of $30 million in the segment, partly reflecting investments in research and development, with an adjusted operating loss margin of 52.6%.
Nine Months Year-to-Date

Financial Summary - Nine Months Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2022	2021	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 199	$ —	—%	—%	199	(1)	189	11	—	—

Operating Income / (Loss)	$ (216)	$ (51)	-(100)%	-(100)%	(165)	2	(72)	11	—	(106)
Asset Acquisition Cost	—	(51)	+100%	+100%	51	—	—	—	—	51
Amortization and Impairment of Intangibles	(158)	—	—%	—%	(158)	—	(44)	—	—	(114)
Adjusted Operating Income / (Loss)	$ (58)	$ —	—%	—%	(58)	2	(28)	11	—	(43)

Adjusted Operating Income / (Loss) Margin	(29.1)%	n/a	—pp	—pp

PMI recorded net revenues of $199 million in the Wellness and Healthcare segment, with an operating loss of $216 million, primarily reflecting a $112 million impairment on acquired intangibles (as noted above for the quarter), partly offset by a favorable comparison versus the prior year period related to asset acquisition cost. PMI recorded an adjusted operating loss of $58 million in the segment, partly reflecting investments in research and development, as well as expenses related to employee retention programs, with an adjusted operating loss margin of 29.1%.

Philip Morris International: Delivering a Smoke-Free Future
Philip Morris International (PMI) is a leading international tobacco company working to deliver a smoke-free future and evolving its portfolio for the long term to include products outside of the tobacco and nicotine sector. The company’s current product portfolio primarily consists of cigarettes and smoke-free products, including heat-not-burn, vapor and oral nicotine products, which are sold in markets outside the U.S. Since 2008, PMI has invested more than USD 9 billion to develop, scientifically substantiate and commercialize innovative smoke-free products for adults who would otherwise continue to smoke, with the goal of completely ending the sale of cigarettes. This includes the building of world-class scientific assessment capabilities, notably in the areas of pre-clinical systems toxicology, clinical and behavioral research, as well as post-market studies. The U.S. Food and Drug Administration (FDA) has authorized the marketing of versions of PMI’s IQOS Platform 1 devices and consumables as Modified Risk Tobacco Products (MRTPs), finding that exposure modification orders for these products are appropriate to promote the public health. As of September 30, 2022, excluding Russia and Ukraine, PMI's smoke-free products were available for sale in 70 markets, and PMI estimates that approximately 13.5 million adults around the world had already switched to IQOS and stopped smoking. With a strong foundation and significant expertise in life sciences, in February 2021 PMI announced its ambition to expand into wellness and healthcare areas and deliver innovative products and solutions that aim to address unmet consumer and patient needs. For more information, please visit www.pmi.com and www.pmiscience.com.
Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements, including statements regarding business plans and strategies. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
PMI's business risks include: excise tax increases and discriminatory tax structures; increasing marketing and regulatory restrictions that could reduce our competitiveness, eliminate our ability to communicate with adult consumers, or ban certain of our products in certain markets or countries; health concerns relating to the use of tobacco and other nicotine-containing products and exposure to environmental tobacco smoke; litigation related to tobacco use and intellectual property; intense competition; the effects of global and individual country economic, regulatory and political developments, natural disasters and conflicts; the impact and consequences of Russia's invasion of Ukraine; changes in adult smoker behavior; the impact of COVID-19 on PMI's business; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations, and limitations on the ability to repatriate funds; adverse changes in applicable corporate tax laws; adverse changes in the cost, availability, and quality of tobacco and other agricultural products and raw materials, as well as components and materials for our electronic devices; and the integrity of its information systems and effectiveness of its data privacy policies. PMI's future profitability may also be adversely affected should it be unsuccessful in its attempts to produce and commercialize reduced-risk products or if regulation or taxation do not differentiate between such products and cigarettes; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; or if it is unable to attract and retain the best global talent, including women or diverse candidates. Future results are also subject to the lower predictability of our reduced-risk product category's performance.
In addition, important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties related to: the agreement with Altria and the benefits of the transaction; the possibility that expected benefits related to recent or pending acquisitions, including the proposed transaction with Swedish Match, may not materialize as expected; the proposed transaction with Swedish Match not being timely completed, if completed at all; regulatory approvals required for the Swedish Match transaction not being timely obtained, if obtained at all, or being obtained subject to conditions; prior to the completion of the transaction, Swedish Match’s business experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, licensees, other business partners or governmental entities; difficulty retaining key Swedish Match employees; the outcome of any legal proceedings related to the proposed transaction with Swedish Match; and the parties being unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected time-frames or at all.
Important information for U.S. Swedish Match shareholders: The offer described in this release is made for the issued and outstanding shares of Swedish Match, a company incorporated under Swedish law, and is subject to Swedish disclosure and procedural requirements, which may be different from those of the United States. The offer is made in the United States pursuant to Section 14(e) of the U.S. Securities Exchange Act of 1934, as amended, and Regulation 14E thereunder, to the extent applicable, and otherwise in compliance with the disclosure and procedural requirements of Swedish law, including with respect to withdrawal rights, the offer timetable, notices of extensions, announcements of results, settlement procedures (including as regards to the time when payment of the consideration is rendered) and waivers of conditions, which may be different from requirements or customary practices in relation to U.S. domestic tender offers. Swedish Match’s financial statements, including any included in any documents relating to the offer, have been or will be prepared in accordance with IFRS and may not be comparable to the financial statements or financial information of companies in the United States or other companies whose financial statements are prepared in accordance with U.S. GAAP. To the extent permissible under applicable law or regulations, PMI and its affiliates or its brokers and its brokers' affiliates (acting as agents for PMI or its affiliates, as applicable) may from time to time and during the pendency of the offer, and other than pursuant to the offer, directly or indirectly purchase or arrange to purchase shares of Swedish Match outside the United States, or any securities that are convertible into, exchangeable for or exercisable for such shares. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices, and information about such purchases will be disclosed by means of a press release or other means reasonably calculated to inform shareholders of Swedish Match domiciled in the U.S. (“U.S. Holders”) of such information, to the extent required by applicable laws and regulations. The receipt of cash pursuant to the offer by a U.S. Holder may be a taxable transaction for U.S. federal income tax purposes and under applicable U.S. state and local, as well as foreign and other, tax laws. Each shareholder is urged to consult an independent professional adviser regarding the tax consequences of accepting the offer.
PMI is further subject to other risks detailed from time to time in its publicly filed documents, including PMI's Annual Report on Form 10-K for the fourth quarter and year ended December 31, 2021, the Form 10-Q for the quarter ended June 30, 2022, and the Form 10-Q for the quarter ended September 30, 2022, which will be filed in the coming days. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.
Key Terms, Definitions and Explanatory Notes
General
•"PMI" refers to Philip Morris International Inc. and its subsidiaries. Trademarks and service marks that are the registered property of, or licensed by, the subsidiaries of PMI, are italicized.
•Comparisons are made to the same prior-year period unless otherwise stated.
•References to total industry, total market, PMI shipment volume and PMI market share performance reflect cigarettes and heated tobacco units, unless otherwise stated.
•As of the first quarter of 2022, total industry volume, PMI in-market sales volume and PMI market share for the following geographies include the cigarillo category in Japan: the total international market, East Asia & Australia Region, and Japanese domestic market.
•References to total international market, defined as worldwide cigarette and heated tobacco unit volume excluding the U.S., total industry, total market and market shares are PMI estimates for tax-paid products based on the latest available data from a number of internal and external sources and may, in defined instances, exclude the People's Republic of China and/or PMI's duty free business.
•2021 and 2022 estimates for total industry volume and market share in certain geographies reflect limitations on the availability and accuracy of industry data during pandemic-related restrictions.
•"Combustible products" is the term PMI uses to refer to cigarettes and other tobacco products, combined.
•In-market sales, or "IMS," is defined as sales to the retail channel, depending on the market and distribution model.
•"Total shipment volume" is defined as the combined total of cigarette shipment volume and heated tobacco unit shipment volume.
•"Americas" refers to the former Latin America & Canada segment, which was renamed as the Americas segment as of the third quarter of 2021. References to "Americas" may, in defined instances, exclude the U.S.
•"Central Asia" is defined as Kyrgyzstan, Mongolia, Tajikistan and Uzbekistan.
•"North Africa" is defined as Algeria, Egypt, Libya, Morocco and Tunisia.
•"The GCC" (Gulf Cooperation Council) is defined as Bahrain, Kuwait, Oman, Qatar, Saudi Arabia and the United Arab Emirates (UAE).
•"Southeast Europe" is defined as Albania, Bosnia & Herzegovina, Kosovo, Montenegro, North Macedonia and Serbia.
•In the third quarter of 2021, PMI acquired Fertin Pharma A/S, Vectura Group plc. and OtiTopic, Inc. On March 31, 2022, PMI launched a new Wellness and Healthcare business consolidating these entities, Vectura Fertin Pharma. The operating results of this new business are reported in the Wellness and Healthcare segment. The business operations of PMI's Wellness and Healthcare segment are managed and evaluated separately from the geographical segments.
•Following the deconsolidation of PMI's Canadian subsidiary, Rothmans, Benson & Hedges, Inc. (RBH) on March 22, 2019, PMI continues to report the volume of brands sold by RBH for which other PMI subsidiaries are the trademark owner. These include HEETS, Next, Philip Morris and Rooftop.
•From time to time, PMI’s shipment volumes are subject to the impact of distributor inventory movements, and estimated total industry/market volumes are subject to the impact of inventory movements in various trade channels that include estimated trade inventory movements of PMI’s competitors arising from market-specific factors that significantly distort reported volume disclosures. Such factors may include changes to the manufacturing supply chain, shipment methods, consumer demand, timing of excise tax increases or other influences that may affect the timing of sales to customers. In such instances, in addition to reviewing PMI shipment volumes and certain estimated total industry/market volumes on a reported basis, management reviews these measures on an adjusted basis that excludes the impact of distributor and/or estimated trade inventory movements. Management also believes that disclosing PMI shipment volumes and estimated total industry/market volumes in such circumstances on a basis that excludes the impact of distributor and/or estimated trade inventory movements, such as on an IMS basis, improves the comparability of performance and trends for these measures over different reporting periods.
Financial
•Net revenues related to combustible products refer to the operating revenues generated from the sale of these products, including shipping and handling charges billed to customers, net of sales and promotion incentives, and excise taxes. PMI recognizes revenue when control is transferred to the customer, typically either upon shipment or delivery of goods.
•Net revenues related to RRPs represent the sale of heated tobacco units, heat-not-burn devices and related accessories, and other nicotine-containing products, primarily e-vapor and oral nicotine products, including shipping and handling charges billed to customers, net of sales and promotion incentives, and excise taxes. PMI recognizes revenue when control is transferred to the customer, typically either upon shipment or delivery of goods.
•Net revenues related to Wellness and Healthcare products primarily consist of operating revenues generated from the sale of inhaled therapeutics and oral and intra-oral delivery systems that are included in the operating results of PMI's new Wellness and Healthcare business, Vectura Fertin Pharma.
•Net revenues related to Smoke-Free Products include RRP net revenues and Wellness and Healthcare net revenues.
•Adjusted net revenues exclude the impact related to the Saudi Arabia customs assessments.
•"Cost of sales" consists principally of: tobacco leaf, non-tobacco raw materials, labor and manufacturing costs; shipping and handling costs; and the cost of devices produced by third-party electronics manufacturing service providers. Estimated costs associated with device warranty programs are generally provided for in cost of sales in the period the related revenues are recognized.
•"Marketing, administration and research costs" include the costs of marketing and selling our products, other costs generally not related to the manufacture of our products (including general corporate expenses), and costs incurred to develop new products. The most significant components of our marketing, administration and research costs are marketing and sales expenses and general and administrative expenses.
•"Cost/Other" in the Consolidated Financial Summary table of total PMI and the six geographical segments of this release reflects the currency-neutral variances of: cost of sales (excluding the volume/mix cost component); marketing, administration and research costs (including asset impairment and exit costs); and amortization and impairment of intangibles. “Cost/Other” also includes the currency-neutral net revenue variance, unrelated to volume/mix and price components, attributable to: fees for certain distribution rights billed to customers in certain markets in the Middle East & Africa Region and the Saudi Arabia customs assessment net revenue adjustment.
•"Adjusted Operating Income Margin" is calculated as adjusted operating income, divided by adjusted net revenues.
•"Adjusted EBITDA" is defined as earnings before interest, taxes, depreciation, amortization and equity (income)/loss in unconsolidated subsidiaries, excluding asset impairment and exit costs, impairment of intangibles, and unusual items.
•"Net debt" is defined as total debt, less cash and cash equivalents.
•Figures and comparisons presented on a pro forma basis exclude PMI’s operations in Russia and Ukraine.
•Growth rates presented on an organic basis reflect adjusted results, excluding currency, acquisitions and disposals.
•Management reviews net revenues, operating income, operating income margin, operating cash flow and earnings per share, or "EPS," on an adjusted basis, which may exclude the impact of currency and other items such as acquisitions, asset impairment and exit costs, tax items and other special items. Additionally, starting in 2022 and on a comparative basis, for these measures other than net revenues and operating cash flow, PMI will include adjustments to add back amortization expense on acquisition related intangible assets that are recorded as part of purchase accounting and contribute to PMI’s revenue generation, as well as impairment of intangible assets, if any. Currency-neutral and organic growth rates reflect the way management views underlying performance for these measures. PMI believes that such measures provide useful insight into underlying business trends and results. Management reviews these measures because they exclude changes in currency exchange rates and other factors that may distort underlying business trends, thereby improving the comparability of PMI’s business performance between reporting periods. Furthermore, PMI uses several of these measures in its management compensation program to promote internal fairness and a disciplined assessment of performance against company targets. PMI discloses these measures to enable investors to view the business through the eyes of management.
•Non-GAAP measures used in this release should neither be considered in isolation nor as a substitute for the financial measures prepared in accordance with U.S. GAAP. For a reconciliation of non-GAAP measures to the most directly comparable U.S. GAAP measures, see the relevant schedules provided with this press release.
•U.S. GAAP Treatment of a country as a Highly Inflationary Economy. Following the categorization of a country by the International Practices Task Force of the Center for Audit Quality as having a three-year cumulative inflation rate greater than 100%, the country is considered highly inflationary in accordance with U.S. GAAP. For such countries, PMI accounts for the operations of its local affiliates as highly inflationary, and to treat the U.S. dollar as the functional currency of the affiliates. Such treatment was effective July 1, 2018, for Argentina, and April 1, 2022, for Turkey.
•"Fair value adjustment for equity security investments" reflects the adjustment resulting from share price movements in passive investments for publicly traded entities that are not controlled or influenced by PMI. Under U.S. GAAP, such adjustments are required, since January 1, 2018, to be reflected directly in the income statement.
Reduced-Risk Products
•Reduced-risk products (“RRPs”) is the term PMI uses to refer to products that present, are likely to present, or have the potential to present less risk of harm to smokers who switch to these products versus continuing smoking. PMI has a range of RRPs in various stages of development, scientific assessment and commercialization. PMI's RRPs are smoke-free products that contain and/or generate far lower quantities of harmful and potentially harmful constituents than found in cigarette smoke.
•"Heated tobacco units," or "HTUs," is the term PMI uses to refer to heated tobacco consumables, which include the company's HEETS, HEETS Creations, HEETS Dimensions, HEETS Marlboro and HEETS FROM MARLBORO (defined collectively as HEETS), Marlboro Dimensions, Marlboro HeatSticks, Parliament HeatSticks, SENTIA and TEREA, as well as the KT&G-licensed brands, Fiit and Miix (outside of South Korea).
•Market share for HTUs is defined as the in-market sales volume for HTUs as a percentage of the total estimated industry sales volume for cigarettes and HTUs. For Japan, total estimated industry sales volume also includes cigarillos.
•Unless otherwise stated, all references to IQOS are to PMI's Platform 1 IQOS devices and heated tobacco consumables.
•IQOS heat-not-burn devices are precisely controlled heating devices into which a specially designed and proprietary tobacco units are inserted and heated to generate an aerosol.
•"PMI heat-not-burn products" include licensed KT&G heat-not-burn products.
•"PMI HTUs" include licensed KT&G HTUs.
•“Total IQOS users” is defined as the estimated number of Legal Age (minimum 18 years) users of PMI heat-not-burn products, for which PMI HTUs represented at least a portion of their daily tobacco consumption over the past seven days.
The estimated number of adults who have "switched to IQOS and stopped smoking" reflects:
•for markets where there are no heat-not-burn products other than PMI heat-not-burn products: daily individual consumption of PMI HTUs represents the totality of their daily tobacco consumption in the past seven days;
•for markets where PMI heat-not-burn products are among other heat-not-burn products: daily individual consumption of HTUs represents the totality of their daily tobacco consumption in the past seven days, of which at least 70% is PMI HTUs.
Note: The above IQOS user metrics reflect PMI estimates, which are based on consumer claims and sample-based statistical assessments with an average margin of error of +/-5% at a 95% Confidence Interval in key volume markets. The accuracy and reliability of IQOS user metrics may vary based on individual market maturity and availability of information.
As of December 2020, PMI heat-not-burn products and HTUs include licensed KT&G heat-not-burn products and HTUs, respectively.

																	Appendix 1
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Key Market Data

Quarters Ended September 30,
Market	Total Market, bio units			PMI Shipments, bio units									PMI Market Share, %(2)
				Total			Cigarette			HTU			Total			HTU
	2022	2021	% Change	2022	2021	% Change	2022	2021	% Change	2022	2021	% Change	2022	2021	pp Change	2022	2021	pp Change

Total (1) (3)	616.8	612.2	0.8	189.5	188.3	0.6	162.0	164.8	(1.7)	27.5	23.5	17.1	27.7	27.2	0.5	3.7	3.1	0.6

European Union
France	8.5	9.0	(5.7)	3.5	3.7	(7.1)	3.4	3.6	(6.7)	0.1	0.1	(27.7)	43.3	44.0	(0.7)	0.7	0.6	0.1
Germany	20.2	20.5	(1.5)	7.3	7.3	(0.1)	6.6	6.8	(2.8)	0.7	0.6	31.9	36.3	35.8	0.5	3.7	2.8	0.9
Italy	19.4	19.2	1.2	10.0	9.4	6.7	7.2	7.3	(0.8)	2.8	2.1	32.7	53.9	52.9	1.0	13.7	10.8	2.9
Poland	15.4	14.0	10.0	6.2	5.3	17.1	4.7	4.5	5.9	1.5	0.8	76.8	40.4	38.0	2.4	9.7	6.0	3.7
Spain	12.4	12.1	2.8	3.6	3.4	5.8	3.3	3.2	2.0	0.3	0.1	+100	30.5	32.1	(1.6)	1.7	1.1	0.6

Eastern Europe
Russia	n/a	59.5	—	17.7	18.8	(5.6)	13.7	15.0	(8.5)	4.0	3.8	5.8	n/a	31.9	—	n/a	6.8	—

Middle East & Africa
Egypt	22.9	24.0	(4.5)	5.0	4.8	4.7	4.8	4.7	2.3	0.2	0.1	+100	21.8	19.7	2.1	0.9	0.2	0.7
Turkey	30.6	35.2	(13.1)	14.9	16.0	(6.9)	14.9	16.0	(6.9)	—	—	—	48.4	45.3	3.1	—	—	—

South & Southeast Asia
Indonesia	82.9	74.3	11.5	23.3	20.8	12.1	23.3	20.8	12.1	—	—	—	28.2	28.0	0.2	—	—	—
Philippines	13.0	14.4	(9.7)	7.8	8.9	(12.8)	7.7	8.9	(13.0)	0.1	—	—	59.9	62.0	(2.1)	0.5	0.3	0.2

East Asia & Australia
Australia	2.1	2.3	(8.5)	0.7	0.8	(4.5)	0.7	0.8	(4.5)	—	—	—	35.1	33.7	1.4	—	—	—
Japan (3)	38.6	43.1	(10.4)	13.2	13.6	(3.2)	4.9	5.4	(9.6)	8.3	8.2	1.0	37.9	35.4	2.5	24.1	21.1	3.0
South Korea	19.4	19.2	1.3	3.7	3.7	0.9	2.6	2.5	1.6	1.2	1.2	(0.8)	19.0	19.2	(0.2)	5.9	6.1	(0.2)

Americas
Argentina	7.7	7.3	5.4	4.8	4.8	0.2	4.8	4.8	0.2	—	—	—	62.5	65.7	(3.2)	—	—	—
Mexico	8.1	7.8	4.3	5.3	5.0	4.8	5.2	5.0	4.7	—	—	—	65.1	64.8	0.3	0.4	0.3	0.1

(1) Total market and market share estimates exclude Russia & Ukraine
(2) Market share estimates are calculated using IMS data
(3) Total market and market share estimates include cigarillos in Japan

																	Appendix 2
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Key Market Data

Nine Months Ended September 30,
Market	Total Market, bio units			PMI Shipments, bio units									PMI Market Share, % (2)
				Total			Cigarette			HTU			Total			HTU
	2022	2021	% Change	2022	2021	% Change	2022	2021	% Change	2022	2021	% Change	2022	2021	pp Change	2022	2021	pp Change

Total (1) (3)	1,778.6	1,755.7	1.3	545.0	536.1	1.7	467.9	466.5	0.3	77.1	69.6	10.9	27.2	26.6	0.6	3.6	3.0	0.6

European Union
France	24.8	26.3	(5.6)	10.8	11.6	(7.4)	10.6	11.4	(7.3)	0.2	0.2	(10.9)	43.7	43.7	—	0.7	0.6	0.1
Germany	54.2	56.5	(4.0)	21.1	21.6	(2.5)	19.0	20.0	(5.0)	2.1	1.7	27.2	38.9	38.3	0.6	4.0	3.0	1.0
Italy	55.0	53.0	3.9	30.7	28.9	6.1	22.2	22.4	(1.1)	8.5	6.5	31.1	54.0	52.9	1.1	14.3	11.1	3.2
Poland	42.9	37.2	15.3	16.6	13.9	19.1	13.0	11.7	11.1	3.6	2.2	61.7	38.7	37.4	1.3	8.3	5.9	2.4
Spain	34.0	32.2	5.7	10.6	10.2	3.8	9.9	9.8	0.9	0.7	0.4	81.4	30.3	31.5	(1.2)	1.6	1.2	0.4

Eastern Europe
Russia	n/a	163.9	—	48.6	52.0	(6.5)	37.3	40.4	(7.5)	11.3	11.7	(3.2)	n/a	31.5	—	n/a	7.2	—

Middle East & Africa
Egypt	68.9	70.2	(1.8)	15.2	14.7	3.2	14.6	14.6	0.2	0.5	0.1	+100	22.3	20.7	1.6	0.8	0.1	0.7
Turkey	86.1	91.2	(5.7)	40.4	40.4	(0.1)	40.4	40.4	(0.1)	—	—	—	46.9	44.3	2.6	—	—	—

South & Southeast Asia
Indonesia	234.8	217.4	8.0	65.6	60.8	7.9	65.6	60.8	7.9	—	—	—	28.0	28.0	—	—	—	—
Philippines	40.0	41.2	(3.0)	24.5	25.6	(4.5)	24.3	25.5	(4.7)	0.2	0.1	37.4	61.3	62.2	(0.9)	0.4	0.3	0.1

East Asia & Australia
Australia	6.6	7.1	(7.0)	2.2	2.3	(3.5)	2.2	2.3	(3.5)	—	—	—	33.6	32.4	1.2	—	—	—
Japan (3)	110.4	116.7	(5.4)	39.5	41.6	(5.1)	16.1	16.8	(4.3)	23.3	24.7	(5.7)	37.5	35.6	1.9	23.4	21.1	2.3
South Korea	55.0	54.1	1.7	10.6	10.7	(1.2)	7.2	7.2	0.1	3.4	3.5	(4.0)	19.2	19.7	(0.5)	6.1	6.4	(0.3)

Americas
Argentina	22.8	21.8	4.9	14.4	14.6	(1.2)	14.4	14.6	(1.2)	—	—	—	63.1	66.9	(3.8)	—	—	—
Mexico	22.6	22.5	0.2	14.5	14.1	2.7	14.4	14.1	2.6	0.1	0.1	32.5	64.3	62.8	1.5	0.4	0.3	0.1

(1) Total market and market share estimates excludes Russia & Ukraine
(2) Market share estimates are calculated using IMS data
(3) Total market and market share estimates include cigarillos in Japan

						Appendix 3
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
PMI Shipment Volume Adjusted for the Impact of Russia and Ukraine
(in million units) / (Unaudited)

Quarters Ended September 30,				Nine Months Ended September 30,
2022	2021	% Change		2022	2021	% Change

			Cigarettes
161,966	164,843	(1.7)%	Shipment Volume	467,882	466,493	0.3%
13,691	14,959		Russia	37,334	40,354
1,628	3,009		Ukraine	5,170	8,167
146,647	146,874	(0.2)%	Pro Forma Shipment Volume	425,378	417,972	1.8%

			Heated Tobacco Units
27,508	23,489	17.1%	Shipment Volume	77,148	69,579	10.9%
4,016	3,797		Russia	11,283	11,661
1,101	1,320		Ukraine	3,298	3,866
22,391	18,373	21.9%	Pro Forma Shipment Volume	62,567	54,053	15.8%

			Cigarettes & HTU
189,474	188,332	0.6%	Shipment Volume	545,030	536,072	1.7%
17,707	18,756		Russia	48,616	52,015
2,729	4,329		Ukraine	8,468	12,032
169,038	165,247	2.3%	Pro Forma Shipment Volume	487,945	472,025	3.4%

Note: Sum of product categories might not foot to total due to roundings.

						Appendix 4
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Eastern Europe Shipment Volume Adjusted for the Impact of Russia and Ukraine
(in million units) / (Unaudited)

Quarters Ended September 30,				Nine Months Ended September 30,
2022	2021	% Change		2022	2021	% Change

			Cigarettes
22,547	25,020	(9.9)%	Shipment Volume	61,694	67,771	(9.0)%
13,691	14,959		Russia	37,334	40,354
1,628	3,009		Ukraine	5,170	8,167
7,228	7,051	2.5%	Pro Forma Shipment Volume	19,190	19,250	(0.3)%

			Heated Tobacco Units
6,487	6,119	6.0%	Shipment Volume	18,275	18,594	(1.7)%
4,016	3,797		Russia	11,283	11,661
1,101	1,320		Ukraine	3,298	3,866
1,370	1,003	36.6%	Pro Forma Shipment Volume	3,694	3,068	20.4%

			Cigarettes & HTU
29,034	31,139	(6.8)%	Shipment Volume	79,969	86,365	(7.4)%
17,707	18,756		Russia	48,616	52,015
2,729	4,329		Ukraine	8,468	12,032
8,598	8,054	6.8%	Pro Forma Shipment Volume	22,884	22,318	2.5%

Note: Sum of product categories might not foot to total due to roundings.

				Schedule 1
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Diluted Earnings Per Share (EPS)
($ in millions, except per share data) / (Unaudited)

Quarters Ended		Diluted EPS	Nine Months Ended
September 30,			September 30,
$1.34		2022 Diluted Earnings Per Share (1)	$4.27
$1.55		2021 Diluted Earnings Per Share (1)	$4.48
$(0.21)		Change	$(0.21)
(13.5)%		% Change	(4.7)%

		Reconciliation:
$1.55		2021 Diluted Earnings Per Share (1)	$4.48
0.02		2021 Asset impairment and exit costs	0.09
0.01		2021 Amortization and impairment of intangibles	0.03
0.03		2021 Asset acquisition cost	0.03
(0.02)		2021 Equity investee ownership dilution	(0.02)
—		2021 Saudi Arabia customs assessments	0.14
(0.08)		2022 Amortization and impairment of intangibles	(0.12)
(0.11)		2022 Costs associated with Swedish Match AB offer	(0.13)
—		2022 Charges related to the war in Ukraine	(0.07)
—		2022 Fair value adjustment for equity security investments	(0.03)
—		2022 Tax Items	0.03
(0.19)		Currency	(0.58)
0.01		Interest	0.03
—		Change in tax rate	0.03
0.12		Operations (2)	0.36
$1.34		2022 Diluted Earnings Per Share (1)	$4.27

(1) Basic and diluted EPS were calculated using the following (in millions):

Quarters Ended			Nine Months Ended
September 30,			September 30,
2022	2021		2022	2021
$ 2,087	$ 2,426	Net Earnings attributable to PMI	$ 6,651	$ 7,016
5	7	Less: Distributed and undistributed earnings attributable to share-based payment awards	18	21
$ 2,082	$ 2,419	Net Earnings for basic and diluted EPS	$ 6,633	$ 6,995

1,550	1,558	Weighted-average shares for basic EPS	1,550	1,558
2	2	Plus Contingently Issuable Performance Stock Units	2	2
1,552	1,560	Weighted-average shares for diluted EPS	1,552	1,560

(2) Includes the impact of shares outstanding and share-based payments

							Schedule 2
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Diluted EPS to Reported Diluted EPS, excluding Currency, and Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS, excluding Currency
(Unaudited)

Quarters Ended September 30,				Nine Months Ended September 30,
2022	2021	% Change		2022	2021	% Change
$ 1.34	$ 1.55	(13.5)%	Reported Diluted EPS	$ 4.27	$ 4.48	(4.7)%
(0.19)			Less: Currency	(0.58)
$ 1.53	$ 1.55	(1.3)%	Reported Diluted EPS, excluding Currency	$ 4.85	$ 4.48	8.3%

Quarters Ended September 30,				Nine Months Ended September 30,			Year Ended
2022	2021	% Change		2022	2021	% Change	2021
$ 1.34	$ 1.55	(13.5)%	Reported Diluted EPS	$ 4.27	$ 4.48	(4.7)%	$ 5.83
—	0.02		Asset impairment and exit costs	—	0.09		0.12
0.08	0.01		Amortization and impairment of intangibles	0.12	0.03		0.05
—	—		Saudi Arabia customs assessments	—	0.14		0.14
—	(0.02)		Equity investee ownership dilution	—	(0.02)		(0.04)
—	0.03		Asset acquisition cost	—	0.03		0.03
0.11	—		Costs associated with Swedish Match AB offer	0.13	—		—
—	—		Charges related to the war in Ukraine	0.07	—		—
—	—		Fair value adjustment for equity security investments	0.03	—		—
—	—		Tax items	(0.03)	—		—
$ 1.53	$ 1.59	(3.8)%	Adjusted Diluted EPS	$ 4.59	$ 4.75	(3.4)%	$ 6.13
(0.19)			Less: Currency	(0.58)
$ 1.72	$ 1.59	8.2%	Adjusted Diluted EPS, excluding Currency	$ 5.17	$ 4.75	8.8%

								Schedule 3
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Net Revenues by Product Category and Adjustments of Net Revenues for the Impact of Currency and Acquisitions
($ in millions) / (Unaudited)

Net Revenues	Currency	Net Revenues excluding Currency	Acqui- sitions	Net Revenues excluding Currency & Acquisitions	Quarters Ended September 30,	Net Revenues	Total	Excluding Currency	Excluding Currency & Acquisitions

2022					Combustible Products	2021	% Change
$ 1,862	$ (276)	$ 2,139	$ 1	$ 2,138	European Union	$ 2,170	(14.2)%	(1.5)%	(1.5)%
732	46	686	—	686	Eastern Europe	635	15.4%	8.1%	8.1%
909	(51)	960	—	960	Middle East & Africa	901	0.9%	6.6%	6.6%
1,132	(75)	1,206	—	1,206	South & Southeast Asia	1,061	6.6%	13.7%	13.7%
515	(57)	572	—	572	East Asia & Australia	591	(13.0)%	(3.3)%	(3.3)%
463	(7)	470	—	470	Americas	438	5.8%	7.3%	7.3%
$ 5,613	$ (419)	$ 6,032	$ 1	$ 6,032	Total Combustible	$ 5,796	(3.2)%	4.1%	4.1%

2022					Reduced-Risk Products	2021	% Change
$ 1,212	$ (189)	$ 1,400	$ 2	$ 1,398	European Union	$ 1,022	18.6%	37.1%	36.8%
377	33	344	—	344	Eastern Europe	306	23.0%	12.4%	12.4%
71	(6)	77	—	77	Middle East & Africa	44	60.2%	73.1%	73.1%
6	—	7	—	7	South & Southeast Asia	4	63.0%	71.8%	71.8%
685	(104)	789	—	789	East Asia & Australia	932	(26.4)%	(15.3)%	(15.3)%
11	—	11	—	11	Americas	18	(39.9)%	(37.5)%	(37.5)%
$ 2,362	$ (267)	$ 2,629	$ 2	$ 2,626	Total RRPs	$ 2,326	1.6%	13.0%	12.9%

2022					Wellness and Healthcare	2021	% Change
$ 57	$ (1)	$58	$47	$ 11	Wellness and Healthcare	$ —	—%	—%	—%

2022					PMI	2021	% Change
$ 3,074	$ (465)	$ 3,539	$ 3	$ 3,536	European Union	$ 3,192	(3.7)%	10.9%	10.8%
1,109	79	1,030	—	1,030	Eastern Europe	941	17.9%	9.5%	9.5%
980	(57)	1,037	—	1,037	Middle East & Africa	945	3.7%	9.7%	9.7%
1,138	(75)	1,213	—	1,213	South & Southeast Asia	1,065	6.9%	13.9%	13.9%
1,200	(161)	1,361	—	1,361	East Asia & Australia	1,523	(21.2)%	(10.6)%	(10.6)%
474	(7)	481	—	481	Americas	456	3.9%	5.5%	5.5%
57	(1)	58	47	11	Wellness and Healthcare	—	—%	—%	—%
$ 8,032	$ (687)	$ 8,719	$50	$ 8,669	Total PMI	$ 8,122	(1.1)%	7.4%	6.7%

Note: Sum of product categories or Regions might not foot to Total PMI due to roundings. "-" indicates amounts between -$0.5 million and +$0.5 million

									Schedule 4
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Net Revenues by Product Category and Adjustments of Net Revenues for the Impact of Currency and Acquisitions
($ in millions) / (Unaudited)

Net Revenues	Currency	Net Revenues excluding Currency	Acquisitions	Net Revenues excluding Currency & Acquisitions	Nine Months Ended September 30,	Net Revenues		Total	Excluding Currency	Excluding Currency & Acquisitions

2022					Combustible Products	2021		% Change
$ 5,625	$ (600)	$ 6,226	$ —	$ 6,226	European Union	$ 6,283		(10.5)%	(0.9)%	(0.9)%
1,774	15	1,759	—	1,759	Eastern Europe	1,681		5.5%	4.6%	4.6%
2,771	(241)	3,011	—	3,011	Middle East & Africa	2,208	(1)	25.5%	36.4%	36.4%
3,279	(157)	3,436	—	3,436	South & Southeast Asia	3,277		0.1%	4.9%	4.9%
1,644	(138)	1,782	—	1,782	East Asia & Australia	1,850		(11.2)%	(3.7)%	(3.7)%
1,339	(15)	1,354	—	1,354	Americas	1,278		4.8%	6.0%	6.0%
$ 16,432	$ (1,137)	$ 17,569	$ —	$ 17,569	Total Combustible	$ 16,577		(0.9)%	6.0%	6.0%

2022					Reduced-Risk Products	2021		% Change
$ 3,604	$ (398)	$ 4,001	$ 10	$ 3,991	European Union	$ 2,967		21.4%	34.9%	34.5%
959	10	949	—	949	Eastern Europe	951		0.9%	(0.2)%	(0.2)%
206	(10)	217	—	217	Middle East & Africa	98		+100%	+100%	+100%
16	(1)	17	—	17	South & Southeast Asia	7		+100%	+100%	+100%
2,166	(241)	2,407	—	2,407	East Asia & Australia	2,659		(18.5)%	(9.5)%	(9.5)%
28	(1)	29	—	29	Americas	42		(34.2)%	(31.9)%	(31.9)%
$ 6,979	$ (640)	$ 7,619	$ 10	$ 7,609	Total RRPs	$ 6,724		3.8%	13.3%	13.2%

2022					Wellness and Healthcare	2021		% Change
$ 199	$ (1)	$200	$189	$ 11	Wellness and Healthcare	$ —		—%	—%	—%

2022					PMI	2021		% Change
$ 9,229	$ (998)	$ 10,227	$ 10	$ 10,217	European Union	$ 9,250		(0.2)%	10.6%	10.5%
2,733	25	2,708	—	2,708	Eastern Europe	2,632		3.8%	2.9%	2.9%
2,977	(251)	3,228	—	3,228	Middle East & Africa	2,306	(1)	29.1%	40.0%	40.0%
3,295	(158)	3,453	—	3,453	South & Southeast Asia	3,284		0.3%	5.1%	5.1%
3,810	(379)	4,189	—	4,189	East Asia & Australia	4,509		(15.5)%	(7.1)%	(7.1)%
1,367	(16)	1,383	—	1,383	Americas	1,320		3.6%	4.8%	4.8%
199	(1)	200	189	11	Wellness and Healthcare	—		—%	—%	—%
$ 23,610	$ (1,778)	$ 25,388	$199	$ 25,189	Total PMI	$ 23,301		1.3%	9.0%	8.1%
(1) Includes a reduction in net revenues of $246 million related to the Saudi Arabia customs assessments
Note: Sum of product categories or Regions might not foot to Total PMI due to roundings. "-" indicates amounts between -$0.5 million and +$0.5 million

													Schedule 5
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Net Revenues to Adjusted Net Revenues, excluding Currency and Acquisitions
($ in millions) / (Unaudited)

Net Revenues	Special Items	Adjusted Net Revenues	Currency	Adjusted Net Revenues excluding Currency	Acqui- sitions	Adjusted Net Revenues excluding Currency & Acqui- sitions		Net Revenues	Special Items		Adjusted Net Revenues	Total	Excluding Currency	Excluding Currency & Acqui- sitions

2022							Quarters Ended September 30,	2021				% Change
$ 3,074	$ —	$ 3,074	$ (465)	$ 3,539	$ 3	$ 3,536	European Union	$ 3,192	$ —		$ 3,192	(3.7)%	10.9%	10.8%
1,109	—	1,109	79	1,030	—	1,030	Eastern Europe	941	—		941	17.9%	9.5%	9.5%
980	—	980	(57)	1,037	—	1,037	Middle East & Africa	945	—		945	3.7%	9.7%	9.7%
1,138	—	1,138	(75)	1,213	—	1,213	South & Southeast Asia	1,065	—		1,065	6.9%	13.9%	13.9%
1,200	—	1,200	(161)	1,361	—	1,361	East Asia & Australia	1,523	—		1,523	(21.2)%	(10.6)%	(10.6)%
474	—	474	(7)	481	—	481	Americas	456	—		456	3.9%	5.5%	5.5%
57	—	57	(1)	58	47	11	Wellness and Healthcare	—	—		—	—%	—%	—%
$ 8,032	$ —	$ 8,032	$ (687)	$ 8,719	$ 50	$ 8,669	Total PMI	$ 8,122	$ —		$ 8,122	(1.1)%	7.4%	6.7%

2022							Nine Months Ended September 30,	2021				% Change
$ 9,229	$ —	$ 9,229	$ (998)	$ 10,227	$ 10	$ 10,217	European Union	$ 9,250	$ —		$ 9,250	(0.2)%	10.6%	10.5%
2,733	—	2,733	25	2,708	—	2,708	Eastern Europe	2,632	—		2,632	3.8%	2.9%	2.9%
2,977	—	2,977	(251)	3,228	—	3,228	Middle East & Africa	2,306	(246)	(1)	2,552	16.7%	26.5%	26.5%
3,295	—	3,295	(158)	3,453	—	3,453	South & Southeast Asia	3,284	—		3,284	0.3%	5.1%	5.1%
3,810	—	3,810	(379)	4,189	—	4,189	East Asia & Australia	4,509	—		4,509	(15.5)%	(7.1)%	(7.1)%
1,367	—	1,367	(16)	1,383	—	1,383	Americas	1,320	—		1,320	3.6%	4.8%	4.8%
199	—	199	(1)	200	189	11	Wellness and Healthcare	—	—		—	—%	—%	—%
$ 23,610	$ —	$ 23,610	$ (1,778)	$ 25,388	$ 199	$ 25,189	Total PMI	$ 23,301	$ (246)		$ 23,547	0.3%	7.8%	7.0%

(1) Represents the Saudi Arabia customs assessments

								Schedule 6
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Adjustments of Operating Income for the Impact of Currency and Acquisitions
($ in millions) / (Unaudited)

Operating Income	Currency	Operating Income excluding Currency	Acqui-sitions	Operating Income excluding Currency & Acquisitions		Operating Income	Total	Excluding Currency	Excluding Currency & Acquisitions

2022					Quarters Ended September 30,	2021	% Change
$ 1,395	$ (318)	$ 1,713	$ —	$ 1,713	European Union	$ 1,680	(17.0)%	2.0%	2.0%
425	74	351	—	351	Eastern Europe	338	25.7%	3.8%	3.8%
432	(2)	434	—	434	Middle East & Africa	388	11.3%	11.9%	11.9%
384	(31)	415	—	415	South & Southeast Asia	348	10.3%	19.3%	19.3%
398	(105)	503	—	503	East Asia & Australia	631	(36.9)%	(20.3)%	(20.3)%
85	2	83	—	83	Americas	121	(29.8)%	(31.4)%	(31.4)%
(151)	2	(153)	(24)	(129)	Wellness and Healthcare	(51)	-(100)%	-(100)%	-(100)%
$ 2,968	$ (378)	$ 3,346	$ (24)	$ 3,370	Total PMI	$ 3,455	(14.1)%	(3.2)%	(2.5)%

2022					Nine Months Ended September 30,	2021	% Change
$ 4,441	$ (708)	$ 5,149	$ (2)	$ 5,151	European Union	$ 4,811	(7.7)%	7.0%	7.1%
860	70	790	—	790	Eastern Europe	913	(5.8)%	(13.5)%	(13.5)%
1,451	(121)	1,572	—	1,572	Middle East & Africa	739	96.3%	+100%	+100%
1,135	(78)	1,213	—	1,213	South & Southeast Asia	1,208	(6.0)%	0.4%	0.4%
1,315	(261)	1,576	—	1,576	East Asia & Australia	2,041	(35.6)%	(22.8)%	(22.8)%
336	4	332	—	332	Americas	367	(8.4)%	(9.5)%	(9.5)%
(216)	2	(218)	(72)	(146)	Wellness and Healthcare	(51)	-(100)%	-(100)%	-(100)%
$ 9,322	$ (1,092)	$ 10,414	$ (74)	$ 10,488	Total PMI	$ 10,028	(7.0)%	3.8%	4.6%

												Schedule 7
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Operating Income to Adjusted Operating Income, excluding Currency and Acquisitions
($ in millions) / (Unaudited)

Operating Income	Asset Impairment & Exit Costs and Others (1)	Adjusted Operating Income	Currency	Adjusted Operating Income excluding Currency	Acqui- sitions	Adjusted Operating Income excluding Currency & Acqui- sitions		Operating Income	Asset Impairment & Exit Costs and Others (2)	Adjusted Operating Income	Total	Excluding Currency	Excluding Currency & Acqui- sitions

2022							Quarters Ended September 30,	2021			% Change
$ 1,395	$ (105)	$ 1,500	$ (318)	$ 1,818	$ —	$ 1,818	European Union	$ 1,680	$ (20)	$ 1,700	(11.8)%	6.9%	6.9%
425	(29)	454	74	380	—	380	Eastern Europe	338	(2)	340	33.5%	11.8%	11.8%
432	(26)	458	(2)	460	—	460	Middle East & Africa	388	(5)	393	16.5%	17.0%	17.0%
384	(28)	412	(31)	443	—	443	South & Southeast Asia	348	(9)	357	15.4%	24.1%	24.1%
398	(40)	438	(105)	543	—	543	East Asia & Australia	631	(22)	653	(32.9)%	(16.8)%	(16.8)%
85	(13)	98	2	96	—	96	Americas	121	(3)	124	(21.0)%	(22.6)%	(22.6)%
(151)	(121)	(30)	2	(32)	(17)	(15)	Wellness and Healthcare	(51)	(51)	—	—%	—%	—%
$ 2,968	$ (362)	$ 3,330	$ (378)	$ 3,708	$ (17)	$ 3,725	Total PMI	$ 3,455	$ (112)	$ 3,567	(6.6)%	4.0%	4.4%

2022							Nine Months Ended September 30,	2021			% Change
$ 4,441	$ (146)	$ 4,587	$ (708)	$ 5,295	$ (2)	$ 5,297	European Union	$ 4,811	$ (82)	$ 4,893	(6.3)%	8.2%	8.3%
860	(158)	1,018	70	948	—	948	Eastern Europe	913	(12)	925	10.1%	2.5%	2.5%
1,451	(36)	1,487	(121)	1,608	—	1,608	Middle East & Africa	739	(265)	1,004	48.1%	60.2%	60.2%
1,135	(42)	1,177	(78)	1,255	—	1,255	South & Southeast Asia	1,208	(30)	1,238	(4.9)%	1.4%	1.4%
1,315	(51)	1,366	(261)	1,627	—	1,627	East Asia & Australia	2,041	(69)	2,110	(35.3)%	(22.9)%	(22.9)%
336	(19)	355	4	351	—	351	Americas	367	(13)	380	(6.6)%	(7.6)%	(7.6)%
(216)	(158)	(58)	2	(60)	(28)	(32)	Wellness and Healthcare	(51)	(51)	—	—%	—%	—%
$ 9,322	$ (610)	$ 9,932	$ (1,092)	$ 11,024	$ (30)	$ 11,054	Total PMI	$ 10,028	$ (522)	$ 10,550	(5.9)%	4.5%	4.8%

(1) Third-Quarter 2022: charges related to the war in Ukraine ($6 million), amortization and impairment of intangibles ($139 million) and cost associated with Swedish Match AB offer ($217 million). Nine Months Year-to-Date 2022: charges related to the war in Ukraine ($128 million), amortization and impairment of intangibles ($213 million) and cost associated with Swedish Match AB offer ($269 million).
(2) Third-Quarter 2021: asset impairment and exit costs ($43 million), amortization and impairment of intangibles ($18 million) and asset acquisition cost ($51 million). Nine Months Year-to-Date 2021: asset impairment and exit costs ($170 million), amortization and impairment of intangibles ($55 million), asset acquisition cost ($51 million) and Saudi Arabia customs assessment ($246 million).

														Schedule 8
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Adjusted Operating Income Margin, excluding Currency and Acquisitions
($ in millions) / (Unaudited)

Adjusted Operating Income (1)	Adjusted Net Revenues (2)	Adjusted Operating Income Margin	Adjusted Operating Income excluding Currency (1)	Adjusted Net Revenues excluding Currency (2)	Adjusted Operating Income Margin excluding Currency	Adjusted Operating Income excluding Currency & Acqui- sitions (1)	Adjusted Net Revenues excluding Currency & Acqui- sitions (2)	Adjusted Operating Income Margin excluding Currency & Acqui- sitions		Adjusted Operating Income (1)	Adjusted Net Revenues (2)	Adjusted Operating Income Margin	Adjusted Operating Income Margin	Adjusted Operating Income Margin excluding Currency	Adjusted Operating Income Margin excluding Currency & Acqui- sitions

2022									Quarters Ended September 30,	2021			% Points Change
$ 1,500	$ 3,074	48.8%	$ 1,818	$ 3,539	51.4%	$ 1,818	$ 3,536	51.4%	European Union	$ 1,700	$ 3,192	53.3%	(4.5)	(1.9)	(1.9)
454	1,109	40.9%	380	1,030	36.9%	380	1,030	36.9%	Eastern Europe	340	941	36.1%	4.8	0.8	0.8
458	980	46.7%	460	1,037	44.4%	460	1,037	44.4%	Middle East & Africa	393	945	41.6%	5.1	2.8	2.8
412	1,138	36.2%	443	1,213	36.5%	443	1,213	36.5%	South & Southeast Asia	357	1,065	33.5%	2.7	3.0	3.0
438	1,200	36.5%	543	1,361	39.9%	543	1,361	39.9%	East Asia & Australia	653	1,523	42.9%	(6.4)	(3.0)	(3.0)
98	474	20.7%	96	481	20.0%	96	481	20.0%	Americas	124	456	27.2%	(6.5)	(7.2)	(7.2)
(30)	57	(52.6)%	(32)	58	(55.2)%	(15)	11	-(100)%	Wellness and Healthcare	—	—	—%	—	—	—
$ 3,330	$ 8,032	41.5%	$ 3,708	$ 8,719	42.5%	$ 3,725	$ 8,669	43.0%	Total PMI	$ 3,567	$ 8,122	43.9%	(2.4)	(1.4)	(0.9)

2022									Nine Months Ended September 30,	2021			% Points Change
$ 4,587	$ 9,229	49.7%	$ 5,295	$ 10,227	51.8%	$ 5,297	$ 10,217	51.8%	European Union	$ 4,893	$ 9,250	52.9%	(3.2)	(1.1)	(1.1)
1,018	2,733	37.2%	948	2,708	35.0%	948	2,708	35.0%	Eastern Europe	925	2,632	35.1%	2.1	(0.1)	(0.1)
1,487	2,977	49.9%	1,608	3,228	49.8%	1,608	3,228	49.8%	Middle East & Africa	1,004	2,552	39.3%	10.6	10.5	10.5
1,177	3,295	35.7%	1,255	3,453	36.3%	1,255	3,453	36.3%	South & Southeast Asia	1,238	3,284	37.7%	(2.0)	(1.4)	(1.4)
1,366	3,810	35.9%	1,627	4,189	38.8%	1,627	4,189	38.8%	East Asia & Australia	2,110	4,509	46.8%	(10.9)	(8.0)	(8.0)
355	1,367	26.0%	351	1,383	25.4%	351	1,383	25.4%	Americas	380	1,320	28.8%	(2.8)	(3.4)	(3.4)
(58)	199	(29.1)%	(60)	200	(30.0)%	(32)	11	-(100)%	Wellness and Healthcare	—	—	—%	—	—	—
$ 9,932	$ 23,610	42.1%	$ 11,024	$ 25,388	43.4%	$ 11,054	$ 25,189	43.9%	Total PMI	$ 10,550	$ 23,547	44.8%	(2.7)	(1.4)	(0.9)

(1) For the calculation of Adjusted Operating Income and Adjusted Operating Income excluding currency and acquisitions refer to Schedule 7
(2) For the calculation of Adjusted Net Revenues excluding currency and acquisitions refer to Schedule 5

							Schedule 9
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Condensed Statements of Earnings
($ in millions, except per share data) / (Unaudited)

Quarters Ended September 30,				Nine Months Ended September 30,
2022	2021	Change Fav./(Unfav.)		2022	2021	Change Fav./(Unfav.)
$ 20,888	$ 21,617	(3.4)%	Revenues including Excise Taxes	$ 60,638	$ 61,393	(1.2)%
12,856	13,495	4.7%	Excise Taxes on products	37,028	38,092	2.8%
8,032	8,122	(1.1)%	Net Revenues	23,610	23,301	1.3%
2,935	2,596	(13.1)%	Cost of sales	8,191	7,223	(13.4)%
5,097	5,526	(7.8)%	Gross profit	15,419	16,078	(4.1)%
2,129	2,071	(2.8)%	Marketing, administration and research costs	6,097	6,050	(0.8)%
2,968	3,455	(14.1)%	Operating Income	9,322	10,028	(7.0)%
138	154	10.4%	Interest expense, net	418	482	13.3%
7	27	74.1%	Pension and other employee benefit costs	16	82	80.5%
2,823	3,274	(13.8)%	Earnings before income taxes	8,888	9,464	(6.1)%
622	735	15.4%	Provision for income taxes	1,835	2,078	11.7%
(21)	(49)	57.1%	Equity investments and securities (income)/loss, net	20	(95)	+100%
2,222	2,588	(14.1)%	Net Earnings	7,033	7,481	(6.0)%
135	162	(16.7)%	Net Earnings attributable to noncontrolling interests	382	465	(17.8)%
$ 2,087	$ 2,426	(14.0)%	Net Earnings attributable to PMI	$ 6,651	$ 7,016	(5.2)%

			Per share data: (1)
$ 1.34	$ 1.55	(13.5)%	Basic Earnings Per Share	$ 4.28	$ 4.49	(4.7)%
$ 1.34	$ 1.55	(13.5)%	Diluted Earnings Per Share	$ 4.27	$ 4.48	(4.7)%

(1) Net Earnings and weighted-average shares used in the basic and diluted Earnings Per Share computations for the quarters and for the nine months ended September 30, 2022 and 2021 are shown on Schedule 1, Footnote 1

								Schedule 10
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Adjustments for the Impact of Russia and Ukraine, excluding Currency
(Unaudited)

Quarters Ended September 30,					Nine Months Ended September 30,
2022	2021	Currency	Variance excluding Currency		2022	2021	Currency	Variance excluding Currency
$ 1.53	$ 1.59	$ (0.19)	8.2%	Adjusted Diluted EPS (1)	$ 4.59	$ 4.75	$ (0.58)	8.8%
0.20	0.15	0.04		Net Earnings attributable to Russia and Ukraine	0.48	0.43	0.05
$ 1.33	$ 1.44	$ (0.23)	8.3%	Pro Forma Adjusted Diluted EPS	$ 4.11	$ 4.32	$ (0.63)	9.7%

(1) For the calculation of Adjusted Diluted EPS, see Schedule 2

Schedule 11
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
PMI & EE Region - Adjustments for the Impact of Russia and Ukraine, excluding Currency and Acquisitions
($ in millions) / (Unaudited)

Quarters Ended September 30,	Nine Months Ended September 30,
2022	2021	Currency	Acqui- sitions	Variance excluding Curr. & Acquis.	2022	2021	Currency	Acqui- sitions	Variance excluding Currency & Acqui- sitions
PMI

$ 8,032	$ 8,122	$ (687)	$ 50	6.7%	Adjusted Net Revenues (1)	$ 23,610	$ 23,547	$ (1,778)	$ 199	7.0%
786	653	103	—	Net Revenues attributable to Russia and Ukraine	1,874	1,826	73	—
$ 7,246	$ 7,469	$ (790)	$ 50	6.9%	Pro Forma Adjusted Net Revenues	$ 21,736	$ 21,721	$ (1,851)	$ 199	7.7%

$ 3,330	$ 3,567	$ (378)	$ (17)	4.4%	Adjusted Operating Income (2)	$ 9,932	$ 10,550	$ (1,092)	$ (30)	4.8%
376	288	75	—	Operating Income attributable to Russia and Ukraine	870	772	87	—
$ 2,954	$ 3,279	$ (453)	$ (17)	4.4%	Pro Forma Adjusted Operating Income	$ 9,062	$ 9,778	$ (1,179)	$ (30)	5.0%

41.5%	43.9%	(1.0)	pp	(0.5)	pp	(0.9)	pp	Adjusted Operating Income Margin	42.1%	44.8%	(1.3)	pp	(0.5)	pp	(0.9)	pp
0.7	pp	—	pp	Adjusted OI margin attributable to Russia and Ukraine	0.4	pp	(0.2)	pp
40.8%	43.9%	(1.6)	pp	(0.5)	pp	(1.0)pp	Pro Forma Adjusted Operating Income Margin	41.7%	45.0%	(1.7)	pp	(0.5)	pp	(1.1)pp

Eastern Europe

$ 1,109	$ 941	$ 79	$ —	9.5%	Adjusted Net Revenues (1)	$ 2,733	$ 2,632	$ 25	$ —	2.9%
786	653	103	—	Net Revenues attributable to Russia and Ukraine	1,874	1,826	73	—
$ 323	$ 288	$ (24)	$ —	20.5%	Pro Forma Adjusted Net Revenues	$ 859	$ 806	$ (48)	$ —	12.5%

$ 454	$ 340	$ 74	$ —	11.8%	Adjusted Operating Income (2)	$ 1,018	$ 925	$ 70	$ —	2.5%
376	288	75	—	Operating Income attributable to Russia and Ukraine	870	772	87	—
(63)	(58)	5	—	Corporate expenses apportioned to Russia and Ukraine	(195)	(166)	9	—
$ 141	$ 110	$ (6)	$ —	33.6%	Pro Forma Adjusted Operating Income	$ 343	$ 319	$ (26)	$ —	15.7%

40.9%	36.1%	4.0pp	—pp	0.8pp	Adjusted Operating Income Margin	37.2%	35.1%	2.2pp	—pp	(0.1)pp
(2.8)pp	(2.1)pp	Adjusted OI margin attributable to Russia and Ukraine (3)	(2.7)pp	(4.5)pp
43.7%	38.2%	1.3pp	—pp	4.2pp	Pro Forma Adjusted Operating Income Margin	39.9%	39.6%	(0.8)pp	—pp	1.1pp

(1) For the calculation of Adjusted Net Revenues, see Schedule 5
(2) For the calculation of Adjusted Operating Income, see Schedule 7
(3) Includes also impact of corporate expenses apportioned to Russia and Ukraine
Note: Sum might not foot to Total due to roundings, which could impact variance %

										Schedule 12
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Net Revenues by Product Category and Adjustments for the Impact of Russia and Ukraine
($ in millions) / (Unaudited)

Quarters Ended September 30,						Nine Months Ended September 30,
2022	2021	Currency	Acqui-sitions	Variance excluding Currency & Acqui- sitions		2022	2021	Currency	Acqui-sitions	Variance excluding Currency & Acqui-sitions
					Combustible Products
$ 5,613	$ 5,796	$ (419)	$ 1	4.1%	Adjusted Net Revenues	$ 16,432	$ 16,823	$ (1,137)	$ —	4.4%
482	403	65	—		Net Revenues attributable to Russia and Ukraine	1,119	1,047	50	—
$ 5,131	$ 5,393	$ (484)	$ 1	4.1%	Pro Forma Adjusted Net Revenues	$ 15,313	$ 15,776	$ (1,186)	$ —	4.6%

					Reduced-Risk Products
$ 2,362	$ 2,326	$ (267)	$ 2	12.9%	Adjusted Net Revenues	$ 6,979	$ 6,724	$ (640)	$ 10	13.2%
304	250	38	—		Net Revenues attributable to Russia and Ukraine	755	779	23	—
$ 2,058	$ 2,076	$ (305)	$ 2	13.7%	Pro Forma Adjusted Net Revenues	$ 6,224	$ 5,945	$ (664)	$ 10	15.7%

					Wellness and Healthcare
$ 57	$ —	$ (1)	$ 47	—%	Adjusted Net Revenues	$ 199	$ —	$ (1)	$ 189	—%
—	—	—	—		Net Revenues attributable to Russia and Ukraine	—	—	—	—
$ 57	$ —	$ (1)	$ 47	—%	Pro Forma Adjusted Net Revenues	$ 199	$ —	$ (1)	$ 189	—%

					PMI
$ 8,032	$ 8,122	$ (687)	$ 50	6.7%	Adjusted Net Revenues (1)	$ 23,610	$ 23,547	$ (1,778)	$ 199	7.0%
786	653	103	—		Net Revenues attributable to Russia and Ukraine	1,874	1,826	73	—
$ 7,246	$ 7,469	$ (790)	$ 50	6.9%	Pro Forma Adjusted Net Revenues	$ 21,736	$ 21,721	$ (1,851)	$ 199	7.7%

(1) For the calculation of Adjusted Net Revenues, see Schedule 5
Note: Sum of product categories might not foot to Total PMI due to roundings. "-" indicates amounts between -$0.5 million and +$0.5 million

		Schedule 13
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Condensed Balance Sheets
($ in millions) / (Unaudited)

	September 30,	December 31,
	2022	2021
Assets
Cash and cash equivalents	$5,368	$4,496
All other current assets	13,667	13,221
Property, plant and equipment, net	5,610	6,168
Goodwill	6,127	6,680
Other intangible assets, net	2,224	2,818
Equity investments	4,087	4,463
Other assets	3,634	3,444
Total assets	$40,717	$41,290

Liabilities and Stockholders' (Deficit) Equity
Short-term borrowings	$2,818	$225
Current portion of long-term debt	2,641	2,798
All other current liabilities	15,313	16,232
Long-term debt	21,762	24,783
Deferred income taxes	923	726
Other long-term liabilities	4,663	4,734
Total liabilities	48,120	49,498

Total PMI stockholders' deficit	(9,137)	(10,106)
Noncontrolling interests	1,734	1,898
Total stockholders' (deficit) equity	(7,403)	(8,208)
Total liabilities and stockholders' (deficit) equity	$40,717	$41,290

				Schedule 14
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Calculation of Total Debt to Adjusted EBITDA and Net Debt to Adjusted EBITDA Ratios
($ in millions, except ratios) / (Unaudited)

	Year Ended September 30, 2022			Year Ended December 31, 2021
	October ~ December	January ~ September	12 months
	2021	2022	rolling
Net Earnings	$2,229	$7,033	$9,262	$9,710
Equity investments and securities (income)/loss, net	(54)	20	(34)	(149)
Provision for income taxes	593	1,835	2,428	2,671
Interest expense, net	146	418	564	628
Depreciation, amortization and impairment of intangibles	279	898	1,177	998
Asset impairment and exit costs and Others (1)	46	397	443	513
Adjusted EBITDA	$3,239	$10,601	$13,840	$14,371

			September 30,	December 31,
			2022	2021
Short-term borrowings			$2,818	$225
Current portion of long-term debt			2,641	2,798
Long-term debt			21,762	24,783
Total Debt			$27,221	$27,806
Cash and cash equivalents			5,368	4,496
Net Debt			$21,853	$23,310

Ratios:
Total Debt to Adjusted EBITDA			1.97	1.93
Net Debt to Adjusted EBITDA			1.58	1.62

(1) For the period January 2022 to September 2022 "Others" includes $128 million of charges related to the war in Ukraine and $269 million of costs associated with Swedish Match AB offer. For the year ended December 31, 2021 "Others" includes a reduction in net revenues of $246 million related to the Saudi Arabia customs assessments and $51 million related to asset acquisition cost.

						Schedule 15
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Operating Cash Flow to Operating Cash Flow, excluding Currency
($ in millions) / (Unaudited)

Quarters Ended September 30,				Nine Months Ended September 30,
2022	2021	% Change		2022	2021	% Change
$ 3,068	$ 3,870	(20.7)%	Net cash provided by operating activities (1)	$ 7,710	$ 7,935	(2.8)%
(250)			Less: Currency	(737)
$ 3,318	$ 3,870	(14.3)%	Net cash provided by operating activities, excluding currency	$ 8,447	$ 7,935	6.5%

(1) Operating cash flow